Exhibit 4.25

CLINICAL SERVICES AGREEMENT This CLINICAL SERVICES AGREEMENT (this “ Agreement ”) is made effective as of the date of last signature below (the “ Effective Date ”) by and between Labcorp Drug Development Inc . with a place of business at 10 Moore Drive, Durham, NC 27709 which, together with its Affiliates, is referred to in this Agreement as “ Labcorp ” ; and TARUS THERAPEUTICS LLC, which has a place of business at c/o Portage Development Services, 61 Wilton Rd, 3 rd Floor, Westport, CT 06880 and is referred to in this Agreement as “ Sponsor ” . Each of Labcorp and Sponsor are referred to individually as a “ Party ” and collectively they are referred to as the “ Parties ” . RECITALS WHEREAS, Labcorp is a contract research organization providing a wide range of product development and testing services on a worldwide basis to the biotechnology, pharmaceutical and medical device industries, including preclinical efficacy and safety laboratory services, Phase I, II, III and IV clinical trial services, periapproval services, central laboratory services, health economics services, market access and commercialization services, and biotechnology services ; WHEREAS, Sponsor is engaged in the research and development of therapeutic products or devices ; and WHEREAS, the Parties wish to agree to specific terms for the purpose of Labcorp providing clinical services in connection with Sponsor’s protocol TT - 10 - 101 ; WHEREAS, the Parties entered into a Start Up Agreement (“SUA”), made effective as of the 25 th day of March 2021 , for Labcorp to provide certain preliminary services related to the Study, such SUA to be superseded in its entirety upon execution by both Parties of this Agreement . NOW, THEREFORE, in consideration of the mutual covenants and promises set out in the Agreement and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows : 1. DEFINITIONS . In the Agreement, unless the context otherwise requires : 1. “ Affiliate ” in relation to a Party, means any corporation or non - corporate business entity (for example, a subsidiary) that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, that Party . For purposes of this definition, “control” shall mean ownership or control, directly or indirectly, of capital stock or other equity with more than fifty percent ( 50% ) of the voting power in the entity or the right to appoint fifty percent ( 50% ) or more of the directors of that entity . 2. “ Applicable Law(s) ” means international, national, state, or local laws, statutes, directives, rules and regulations, including all applicable privacy, data protection or similar laws and regulations anywhere in the world, any anti - bribery and anti - corruption laws, rules, regulations applicable to either Party with any applicable implementing legislation or regulation, ICH - GCP and ISO 14155 , Clinical 1 Labcorp Opp - 582122 8463879 Version Date: 27Feb2023 Confidential Information

Laboratory Improvement Act (CLIA) or other legally binding requirements or instructions of any Regulatory Authority applicable to the performance of a Study. 3. “ Audit ” in respect of any Services, means a review by or on behalf of Sponsor of Labcorp’s performance of the Services and related activities, including Third Party Provider, Investigator and Site, and Pass - Through Costs financial records . 4. “ Background IP ” means all Intellectual Property (a) owned or controlled by a Party prior to the Effective Date or (b) developed or acquired by or for a Party after the Effective Date independently of the Services . 5. “ CFR ” means the United States Code of Federal Regulations. 6. “ Claims ” means third party claims, demands, suits, actions, causes of action, proceedings, investigations, losses, damages, fines and liabilities, including reasonable attorneys’ fees, alleged to arise out of or in connection with or attributable to a condition giving rise to a Party’s indemnification obligations pursuant to Section 17 . 7. “ Confidential Information ” means any and all information, including financial, scientific, strategic or commercial information, the business, affairs, customers, clients, suppliers, plans or market opportunities of a Party or its Affiliates and the operations, processes, methods, product information, know - how, designs, Trade Secrets or software of a Party, its Affiliates, or third parties to whom a Party or its Affiliates has obligations of confidentiality (including pricing by Third Party Providers (howsoever recorded or preserved) disclosed by the Disclosing Party to the Receiving Party and is either : (i) identified by a suitable legend or other marking as being confidential (or similar designation) in a suitable prominent position ; (ii) described as confidential at the time of disclosure or which would reasonably be considered to be confidential given the nature of the information or the circumstances of disclosure ; (iii) obtained by examination, testing or analysis in any way from such confidential information ; (iv) any information that is observed or which a Party has access to at the other Party’s premises ; or (v) any derivative of such confidential information . Notwithstanding the foregoing, failure by a Party to mark documents or reduce oral disclosures to writing shall not alleviate the Receiving Party of its obligations under this Agreement if the disclosed information would reasonably be considered confidential based upon the nature of the information or the circumstances surrounding its disclosure . For avoidance of doubt, all Deliverables, Raw Data, Sponsor Background IP, Sponsor Test Materials, Sponsor Information, and the Final Report, shall be deemed the Confidential Information of Sponsor . 8. “ Deliverables ” means, as applicable to the Services, Results, Study Records or any other deliverable specified in this Agreement and any amendments made thereto (including physical products but excluding Software) . 2 Labcorp Opp - 582122 8463879 Version Date: 27Feb2023 Confidential Information

3 Labcorp Opp - 582122 8463879 Version Date: 27Feb2023 Confidential Information 9. “ Disclosing Party” in relation to Confidential Information, means the Party or its Representatives disclosing Confidential Information in connection with this Agreement . 10. “Documentation” means, with respect to any Software product, all applicable documentation, including, for example, the technical specifications, documentation, and user guides and all descriptions of or about the Software product, or otherwise made available by or on behalf of Labcorp . 11. “ Essential Documents ” means those essential documents defined in ICH Guideline E 6 (R 2 ), Section 8 (including case report forms, Investigator files, regulatory files and any other core Study material agreed to in writing by the Parties) . 12. “ Force Majeure Event ” means any event, occurrence or condition which is beyond the reasonable control of a Party, such as the following : fire, flood, earthquake, epidemics, disasters, explosion, strike, accident, destruction or other casualty, supply chain issues, acts of terrorism, war, insurrection, embargo, changes in Applicable Laws, government requirement, civil or military authority, or acts of God . 13. “Good Clinical Practice ” or “ GCP ” means a standard for design, conduct, performance, monitoring, auditing, recording, analyses, and reporting of clinical trials that provides assurance that the data and reported results are credible and accurate, and that the rights, integrity, and confidentiality of Study participants are protected as implemented within the Applicable Laws where Services are performed . 14. “ HBS ” or “ Human Biological Samples ” means any human biological material, including human bodily parts and organs in whole or sub - samples, any tissue, skin, bone, muscle, connective tissue, blood, cerebrospinal fluid, cells, gametes or sub - cellular structures, such as DNA, or any derivative or product of such human biological materials including stem cells, cell lines, bodily fluids, blood derivatives and feces . 15. “ HBS Donor ” means an individual, living or deceased, from whom the HBS was obtained . 16. “ ICH GCP ” means the International Council on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use Harmonised Tripartite Guideline for Good Clinical Practice (CPMP/ICH/ 135 / 95 ) together with such other good clinical practice requirements as are specified in local national law where the Study is being performed including, by way of example, for studies in the European Union, Clinical Trial Regulation EU No 536 / 2014 and as applicable, Directive 2001 / 20 /EC of the European Parliament and the Council as amended relating to medicinal products for human use and in guidance published by the European Commission pursuant to such Directive, and ICH E 6 (R 2 ) guidelines .

4 Labcorp Opp - 582122 8463879 Version Date: 27Feb2023 Confidential Information 17. “ Informed Consent ” means an informed consent form that is approved by an independent ethics committee or institutional review board and signed by the HBS Donor, their next of kin or legal representative authorizing the use of their HBS . 18. “Intellectual Property ” or “IP” means any and all right, title and interest in, arising from, or relating to inventions, ideas, discoveries, improvements, know - how, procedures, processes, formulations, software (including codes), data, designs, information, technology, works of authorship, including copyrights, patents and patent applications, Trade Secrets, and any other rights of a similar nature or character whether now existing or hereafter created, developed, arising or otherwise coming into being, and foreign equivalents of any of the foregoing . 19. “Invention” means any registerable Intellectual Property developed, discovered, conceived or made by Labcorp specifically as a result of performing the Services for the Sponsor pursuant to this Agreement and specifically relating to the Test Materials, Sponsor Background IP, and/or the Sponsor Information . For the avoidance of doubt, Inventions do not include Labcorp Property . For purposes of this Agreement, “Invention” shall not include any Software or any portion thereof (including all related Intellectual Property) or any activities or Intellectual Property associated with the development or delivery of Software . 20. “Investigator” means the person responsible for the performance of a clinical trial at a Site, except that if a trial is performed by a team of individuals at a Site, the Investigator is the responsible leader of the team and may be called the principal investigator . For purposes of this Agreement, an Investigator shall also be considered a Third Party Provider . 21. “Investigator Agreement ” means an agreement or group of agreements between an Investigator, hospital, or other parties and Labcorp and/or Sponsor for the performance of a clinical trial at a Site setting out the arrangements, tasks, and obligations, including financial arrangements, of the parties to such agreement or group of agreements . 22. “ISO 14155 ” means, with regard to device and diagnostic studies, the international standard 14155 of the International Organization for Standardization together with such other good clinical practice requirements as are specified in local national law where the Study is being performed . 23. “Pass - Through Costs” means costs and expenses incurred by Labcorp in providing the Services that are not direct fees for performance of Services, as set forth in this Agreement . For purposes of this Agreement, (a) Investigator grants shall be deemed Pass - Through - Costs and (b) payments made by Labcorp to Third Party Providers who are common carriers or couriers as part of performance of central laboratory services pursuant to this Agreement shall not be considered Pass - Through Costs .

5 Labcorp Opp - 582122 8463879 Version Date: 27Feb2023 Confidential Information 24. “Protected Personal Data” has the meaning set forth in any applicable data protection laws . 25. “Protocol” means a document (and any amendments thereto) that describes the objectives, design, methodology, statistical considerations, and organization of the Study and, if applicable to the Services, includes a scientific plan, laboratory testing procedure or sample analysis outline . The Protocol shall, to the extent applicable to the Services, specify any Regulatory Authority and the country or countries to which Sponsor intends to submit the Results and other matters pertinent to the completion of the Study or Services . 26. “Quality Agreement” means any separate agreement entered into between the Parties specifically addressing quality assurance matters . 27. “Receiving Party” means, in relation to Confidential Information, the Party or its Representatives receiving or otherwise acquiring Confidential Information in connection with this Agreement . 28. “Regulatory Authority” means any national or state, or local agency or authority of any government of any country having jurisdiction over the respective activities contemplated by this Agreement or over the respective Parties . 29. “Representatives” in relation to a Party, means the Affiliates of that Party, and the directors, officers, employees, agents, contractors (such as freelance clinical research associates), and advisors (including attorneys, accountants, consultants, bankers, financial advisors and members of advisory boards) of that Party and its Affiliates who have a need to know the Confidential Information in connection with this Agreement and who have entered into agreements for the protection of the Confidential Information on terms substantially similar to the terms of this Agreement or are bound by professional obligations of confidentiality . 30. “Results” means (i) all materials, data, documents and information produced or developed by Labcorp specifically as a result of the Services and related to the Test Materials and/or the Sponsor Information ; and (ii) the Study Records (if applicable) . 31. “Serious Breach” means a breach which is likely to affect to a significant degree the safety, physical or mental integrity of the participants in the Study, or the scientific value of the Study . 32. “Services” means the tasks or services (excluding the provision of Software) described in this Agreement to be provided by Labcorp for Sponsor . 33. “Site” means the location where activities related to the Study or trial are performed by the Investigator or others associated with the Investigator or where records relating to the Study are stored .

6 Labcorp Opp - 582122 8463879 Version Date: 27Feb2023 Confidential Information 34. “Software” means software products provided by Labcorp or otherwise made available under this Agreement, as detailed in this Agreement or other applicable agreement, together with all Documentation . The term “Software” shall be deemed to include any source code, object code, binaries, executables, configurations, enhancements, additions, derivative works, or other modifications of or to the Software (including descriptions thereof), whether made by Labcorp, by Sponsor, or by the Parties jointly, whether or not prepared in response to the Protocol or design of Sponsor Studies or other information provided by Sponsor . 35. “Specimen Kit” means specimen collection supplies and instructions that are necessary to collect and ship specimens to Labcorp for analysis in connection with the Services being provided . 36. “Sponsor Information” means Test Materials, data, specifications or other materials or information supplied by the Sponsor to Labcorp in connection with the Services . 37. “Study” means Sponsor’s protocol TT - 10 - 101. 38. “Study Records” in relation to Services, means all records, notes, reports (including case report forms ; monitoring logs ; data correction forms ; case histories ; medical images ; drug safety records ; records of receipt, use, processing and disposition of Test Materials and trial master file) and other observations, notations or data of activities or procedures (in each case whether in a written or electronic format) which Labcorp obtains from each Investigator or which Labcorp specifically generates or produces for the Study under Applicable Law, excluding the Study participant’s personal medical records . 39. “ System Data ” means control data from laboratory tests or transactional, volume and performance data related to the Services, which does not contain any : (i) data following treatment with any Test Materials ; or (ii) Protected Personal Data . 40. “Subcontractor” means third parties engaged by Labcorp for the performance of services customarily provided by Labcorp (e . g . freelance clinical research associates) in the ordinary course of its business . For purposes of this Agreement a Subcontractor is not considered a Third Party Provider and Labcorp is not considered a Subcontractor of Sponsor . 41. “Taxes” means value added tax (“VAT”) or goods and services tax (“GST”), local, national, state, federal sales or use taxes, excise taxes, duties, import/export fees, country specific business or professional services tax or similar tax on international services or foreign entities providing services or consumption taxes but shall not include income taxes of Labcorp as a result of fees paid by the Sponsor . 42. “Test Materials” in respect of the Study, means all compounds, devices, products, placebo, comparators, materials or other substances meeting relevant specifications that are necessary to perform the Study .

7 Labcorp Opp - 582122 8463879 Version Date: 27Feb2023 Confidential Information 43. “Third Party Provider” means third parties other than Subcontractors and Labcorp Affiliates who are engaged by Labcorp in connection with the Services as an accommodation to Sponsor for the provision of goods or services ancillary to or outside of Labcorp’s core area of business, including investigator meeting planners, software and technology providers including electronic data capture (ED C ) and electronic patient - reported outcome (ePRO) providers, imaging vendors, translation companies, clinical trial material packagers, clinical trial material storage depots, common carriers, couriers, specimen kit material providers, laboratory supply and reagent providers, laboratory and laboratory management vendors, mobile nursing, mobile phlebotomy, and other scientific service providers and will also include clinical trial Investigators, Sites and Site related parties for the implementation of the Study at the Site where Labcorp contracts with the Investigator or Site . Specific Third Party Provides must be pre - approved by Sponsor . For purposes of this Agreement, a Third Party Provider is not considered a Subcontractor . 44. “Third Party Provider Agreement” means an agreement entered into between Labcorp and a Third Party Provider for the provision of goods or services relating to the Study . 45. “Trade Secret” means proprietary information, including a formula, pattern, compilation, program, device, method, technique, or process, which is marked in writing as a ‘trade secret’ at the time of disclosure, that : (i) gives its owner an opportunity to obtain an advantage over competitors who do not know or use it ; (ii) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means or by reverse engineering by other persons who can obtain economic value from its disclosure or use ; and (iii) is the subject of reasonable efforts, under the circumstances, by its owner to maintain its secrecy . 2. PROVISION OF SERVICES 2 . 1 Agreement Structure . This Agreement contains the terms and conditions under which Sponsor would engage Labcorp and under which Labcorp would provide Services as described in Appendix A, Description of Services and Estimated Budget . Labcorp shall not commence performing Services until this Agreement mutually acceptable to the Parties for the commencement of Services is executed . The relevant Protocol forms part of (and is incorporated into) this Agreement . In the event of a conflict between the Protocol and this Agreement, the terms of the Protocol shall prevail with respect to the scientific, medical, quality, technical and regulatory guidelines used in the conduct of the Study . This Agreement shall govern in all other instances . To the extent any Quality Agreement conflicts with the terms of this Agreement, this Agreement shall supersede the Quality Agreement . Further, this Agreement may not be amended by any such Quality Agreement .

8 Labcorp Opp - 582122 8463879 Version Date: 27Feb2023 Confidential Information 2. Provision of Services . Labcorp agrees to perform the Services described in Appendix A, Description of Services and Estimated Budget attached to this Agreement, including any Protocol incorporated therein, in accordance with generally accepted industry standards and in compliance with Good Clinical Practices (where applicable), the Protocol, and any standard operating procedures specified in this Agreement . Labcorp shall use commercially reasonable efforts to perform the Services within the timeframe estimated in the Protocol or this Agreement . Labcorp reserves the right to refuse to perform any Services, including in relation to the Test Materials, that are deemed by Labcorp, in its sole discretion, as hazardous in nature . 3. Modification of this Agreement . Upon the request of either Party, a Work Order may be amended from time to time with the written agreement of both Parties . Modifications that may require an amendment to a Work Order include changes in recognized scientific and medical practice, Applicable Law, or to the contractual assumptions, responsibilities or timelines . Both Parties agree to act in good faith and promptly when considering a request for an amendment During the performance of central laboratory Services, Labcorp may be required to provide certain unbudgeted items or budgeted items in different amounts including but not limited to ancillary supplies, logistics, and minor modifications to database design (the “Adjustment Items”) . In the event Adjustment Items are incurred, Labcorp may invoice Adjustment Items as incurred ; provided however such uncontracted Adjustment Items may not exceed 2 % of the applicable Work Order’s central laboratory Services budget and will be reconciled in an amendment or at Work Order end . Labcorp reserves the right to postpone effecting changes to the Services, and Sponsor will not be obligated to pay for such changes to Services, until such time as the Parties agree to and execute an amendment . Labcorp will not deviate in any material way from a Work Order without Sponsor’s prior written approval ; provided that deviations from a Work Order may be made at Labcorp’s reasonable discretion in an emergency and/or in order to comply with Applicable Law, so long as Labcorp has first used commercially reasonable efforts to inform Sponsor of the issue . 4. Delays ; Extension of Timelines . Labcorp is not accountable for delays in its performance due to the actions, errors or omissions of persons or entities not under its direct control, including delays (i) in any governmental or regulatory agency ; (ii) resulting from regulatory or ethics committee actions or omissions ; (iii) in Study enrolment for clinical Studies at the Sites of third parties ; (iv) associated with the Test Material’s properties or its availability (v) resulting from competing studies not performed by Labcorp ; (vi) as a consequence of a Force Majeure Event ; or (vii) as a result of Sponsor, its Affiliates, agents or contractors, including delays in Protocol or case report form availability, changes in the Protocol or failure of Sponsor to provide the necessary clinical supplies, materials, licenses and documents required for the performance of the Services in accordance with the timelines described in this Agreement . The Parties agree that any such delay may result in discounted change in costs or fees which will be agreed in writing in the form of an amendment to this Agreement pursuant to Section 2 . 3 . If the Parties

9 Labcorp Opp - 582122 8463879 Version Date: 27Feb2023 Confidential Information agree to extend the timelines beyond those established in this Agreement, the extended Services may be re - priced by Labcorp in accordance with then current market rates which will be agreed in writing in the form of an amendment to this Agreement pursuant to Section 2 . 3 . Without limiting the generality of the foregoing, in the event that Labcorp cannot perform the Services in this Agreement as directed by Sponsor under Applicable Law or without placing the Parties at risk of a potential Serious Breach, the Parties shall work together to agree what actions should be taken to resolve the conflict ; provided that if the Parties cannot resolve the conflict, Labcorp reserves the right to delay or terminate any Services potentially at risk . 2 . 5 Force Majeure . Except with respect to the payment of monies due under this Agreement, neither Party will be considered in default of the performance of any obligation under this Agreement to the extent that the performance of the obligation is prevented or delayed by any Force Majeure Event . Any timeline or deadline set out in this Agreement or any other agreements related to the Services shall be automatically extended by a period of time equal to that reasonably necessary to allow a Party to recover from a Force Majeure Event ; however, if such Force Majeure Event persists for more than thirty (30) calendar days, then the Parties will enter into discussions with a view to alleviating its effects and, if possible, agreeing on such alternative arrangements as may be reasonable in all of the circumstances . 3. PERSONNEL; SUBCONTRACTORS; THIRD PARTY PROVIDERS 1. Personnel . Labcorp shall provide suitably qualified personnel to perform Labcorp’s obligations under this Agreement . Labcorp will be solely responsible for the wages and employer related liabilities associated with the employment of its employees . 2. Subcontractors . Labcorp may delegate the performance of specific Services of Labcorp under this Agreement to an Affiliate of Labcorp or to a qualified non - Affiliate third party Subcontractor ; provided, that : (a) such Affiliate or third party Subcontractor performs those Services in a manner consistent with the terms and conditions of this Agreement; and (b) Labcorp remains liable for the performance of such Affiliate or third party Subcontractor. 3. Third Party Providers . Neither Labcorp nor the Third Party Provider shall be liable for consequential or indirect damages (including lost profits, goodwill, or market value) arising from the Third Party Provider Agreement (other than in connection with indemnification of Labcorp by the Third Party Provider for consequential damages suffered by a third party under a Claim) . In addition, for common carriers, record storage facilities, and other Third Party Providers who operate according to a schedule of tariffs or otherwise have statutory limitations of liability, the liability of the Third Party Provider will be limited by the tariffs,

10 Labcorp Opp - 582122 8463879 Version Date: 27Feb2023 Confidential Information statutory limitations or other generally accepted industry norms within the industry of the Third Party Provider . It is acknowledged that Investigator Agreements may require more favorable terms for the Investigator than other Third Party Providers . 3 . 4 Investigator Agreements . Without limiting the generality of the foregoing, if Sponsor requests that Labcorp contract directly with an Investigator, Site or Site related parties for conduct of the Study, Sponsor shall provide the authority for Labcorp to contract with the Investigator or Site as an independent contractor of Sponsor . Any indemnification rights granted to the Investigator or Site shall be provided exclusively by Sponsor and in the event that the Investigator or Site invokes such rights, Investigator or Site shall deal directly with Sponsor . Labcorp’s responsibility in connection with the Investigator Agreement shall be for Labcorp to make payments that are payable to Investigator or Site in connection with the Services, as specified in this Agreement . The Parties acknowledge and agree that although Labcorp may recommend that Sites be closed (for example, due to Site non - performance), Sponsor shall retain responsibility for formally approving the closing of such Sites . 4. TEST MATERIALS 1. Provision of Test Materials and Sponsor Information . Unless otherwise specified in this Agreement, Sponsor will provide Labcorp with sufficient amounts of Test Materials for the purposes of the Study and will also provide such complete and accurate Sponsor Information as may be required by Labcorp to perform the Services, including data as is necessary to inform Labcorp of the stability, batch number, proper storage and safe handling requirements of the Test Materials, such as a Material Safety Data Sheet (MSDS) or equivalent documentation . Sponsor must provide Labcorp with all information available regarding known or potential hazards associated with the use of any substances supplied by Sponsor prior to execution of this Agreement . As an ongoing obligation, Sponsor will promptly notify Labcorp of the emergence of information impacting the safety of Study participants or which otherwise impacts the toxicity assessment or risk profile of the Test Materials . Sponsor represents and warrants that all necessary approvals to ship the Test Materials required under Applicable Law will be obtained prior to the shipment of Test Materials . Unless otherwise specified in this Agreement, Sponsor will cause Test Materials to be shipped properly packaged and labelled directly to the Investigator or Site . Labcorp will not distribute or otherwise allow the release of Test Material to any third party, without Sponsor's prior written consent or except as necessary to perform the Services . Labcorp will not, nor allow or encourage any third party to, modify, make improvements to, analyze or otherwise "reverse engineer" any Test Material, or replicate or manufacture any Test Material except as necessary to perform the Services . Labcorp will not use the Test Material except as set forth in this Agreement or the Work Order . 2. Disclaimer . Labcorp expressly disclaims (a) any responsibility and liability for the accuracy of the Sponsor Information ; and (b) any error or defect in the Services as a consequence of any inaccuracies in the Sponsor Information, and in each case

11 Labcorp Opp - 582122 8463879 Version Date: 27Feb2023 Confidential Information Labcorp disclaims any responsibility and liability for any consequences of such errors or defects . Labcorp makes no representation, warranty or guarantee regarding the value, performance, or clinical or commercial success of any Test Material which is the subject of any Services performed by Labcorp, including the likelihood of such Test Material reaching any particular phase of development, obtaining any regulatory approval, or obtaining any level of sales or market acceptance . 4 . 3 Return or Destruction of Test Materials . Upon completion of the Services, and unless otherwise agreed in this Agreement, any remaining Test Materials shall, at Sponsor’s expense, be destroyed or, upon Sponsor’s request and expense, returned to Sponsor for retention in compliance with Applicable Law . 5. SPECIMEN KITS If specified in this Agreement, Labcorp shall provide each Site with Specimen Kits . In the event that a Specimen Kit (a) is lost, expires or is otherwise rendered unusable for reasons outside Labcorp’s reasonable control or (b) expires at a Site, Labcorp shall replace such Specimen Kit and charge Sponsor a cost equal to the amount reflected with respect to such item in the budget . 6. REGULATORY MATTERS; COMPLIANCE 1. Transfer of Obligations . Where applicable in respect of clinical studies, Sponsor may transfer a portion of its obligations under 21 CFR † 312 . 52 , EU Clinical Trial Regulation EU No 536 / 2014 , EU Clinical Trial Directive ( 2001 / 20 /EC), ICH GCP Guideline E 6 (R 2 ) or any other Applicable Law to Labcorp as set out in this Agreement, but Sponsor retains all obligations not explicitly transferred to Labcorp in writing . The obligations transferred should be included in a form appropriate for the country in which the Services are being performed (“ Transfer of Obligations Form ”) . For any modification of Services that affects the scope of the regulatory obligations that have been transferred, the Sponsor and Labcorp shall execute a corresponding amendment to any Transfer of Obligations Form, and Sponsor shall file such amendment where appropriate or as required by Applicable Law . 2. Identity of Sponsor of Study and Other Representative Capacities . Except as may otherwise be agreed by the Parties in writing, Sponsor is, and at all times remains, in all geographical regions where the Study is being performed, the “Sponsor” or “principal” of the Study pursuant to Applicable Law . Unless otherwise agreed in this Agreement, where a local entity is required to serve as the sponsor of a clinical Study or other local representatives are necessary, as for example as an EU Legal Representative for clinical studies or a data representative under the EU General Data Protection Regulation, Sponsor is responsible for ensuring that a local entity is available to act as sponsor or in other representational capacities as required under Applicable Law in all jurisdictions in which the Study is conducted .

12 Labcorp Opp - 582122 8463879 Version Date: 27Feb2023 Confidential Information 3. Potential Fraud, Misconduct and Serious Breach . Potential fraud, misconduct or Serious Breaches shall be initially assessed through Labcorp’s issue escalation process . When a significant and potential regulatory reporting requirement applicable to the issue is confirmed by Labcorp, Labcorp shall promptly notify Sponsor in writing . Upon notification from Labcorp of a potential Serious Breach or other material noncompliance with Applicable Law, Sponsor shall review the issue and the Parties shall consult in an effort to agree which Party shall have the responsibility for informing the relevant Regulatory Authority . Notwithstanding the foregoing in any instance in which a Sponsor fails to abide by Applicable Law or Regulatory Authority instructions, Labcorp reserves the right to unilaterally act in accordance with its ethical responsibilities and legal obligations to report events to Regulatory Authorities or otherwise address patient safety or data integrity issues . Labcorp shall provide a copy of any such correspondence to Sponsor . 4. Debarment . Labcorp represents and warrants that to its knowledge it does not use and shall not use in any capacity the services of any person debarred under subsections † 306 (A) or † 306 (B) of the U . S . Generic Drug Enforcement Act 1992 , disqualified as a testing facility under 21 CFR Part 58 Subpart K . or disqualified, restricted or having made assurances as a clinical investigator under 21 CFR † 312 . 70 in connection with any of the Services performed under this Agreement . Labcorp shall promptly disclose in writing to the Sponsor if it becomes aware that any : (a) person who is performing the Services is debarred, disqualified or restricted ; or (b) action, suit, claim, investigation or legal or administrative proceeding is pending relating to the debarment, disqualification, restriction of Labcorp or any person performing Services under this Agreement . 5. Anti - Bribery . Each Party represents that it has not and agrees that it will not violate the laws and regulations of the United States of America (including the Foreign Corrupt Practices Act), any Applicable Laws of the country of operation, the country in which business is being conducted, or any other relevant country as applicable (including the United Kingdom Bribery Act of 2010 ) pertaining to bribery, improper payments, and kickbacks . Each Party agrees that it has not and will not, either directly or indirectly, engage in bribery, or offer, or promise, or solicit, or make, or receive any “improper payment,” including cash, loan, gift, travel, entertainment, hospitality, facilitation payment, kickback, political or philanthropic contribution, anything of value for the benefit of the Parties or their personnel or any entity or individual associated with the Parties or their personnel, or for any other perceived benefit as an inducement to act or refrain from acting, or in order to improperly obtain or retain a business advantage in relation to this Agreement . 6. Trade Control . Sponsor understands that Deliverables may be subject to U . S . and foreign export, import, and customs laws and regulations, including, but not limited to, the Export Administration Regulations (“ EAR ”), the sanctions laws, regulations, and executive orders administered by the U . S . Department of the Treasury’s Office of Foreign Assets Control, and the U . S . anti - boycott laws (collectively, the “ Trade Control Laws”) . In the event of a conflict between any

13 Labcorp Opp - 582122 8463879 Version Date: 27Feb2023 Confidential Information U . S . and foreign Trade Control Laws, the U . S . Trade Control Laws shall prevail . Each Party certifies that it is not listed on, or owned or controlled by anyone on, any restricted persons list published by the U . S . Departments of Commerce, Treasury, or State, the European Union, or the United Kingdom, including, but not limited to, the Specially Designated Nationals and Blocked Persons List and the Entity List (each, a “ Sanctioned Party ” ) . Each Party further certifies that it is not located in Cuba, the Crimea region, Iran, North Korea, or Syria, or any other embargoed destination, and that it is not owned or controlled by anyone located in an embargoed destination . Neither Party may not provide any Deliverables or Test Materials received from the other Party in contravention of any Trade Control Law, including to an embargoed destination or a Sanctioned Party . In addition to any other remedy it may have, Labcorp may suspend and/or cancel the provision of any Deliverables if (a) Labcorp has not received all documentation requested by Labcorp, (b) Labcorp has not received the governmental approvals that Labcorp deems to be required, or (c) Labcorp believes that providing Deliverables may violate any Trade Control Laws or Labcorp’s own compliance policies . Each Party must notify the other Party before providing any technical data that is controlled under Trade Control Laws, if any, and clearly mark such data as export - controlled . 7. SPONSOR AUDITS; INSPECTIONS 7 . 1 General Audits . During the term of this Agreement on giving reasonable advance notice in writing (which shall not be less than fifteen business days), Sponsor and/or its suitably qualified representative (which shall not be a competitor of Labcorp or former employee of Labcorp without Labcorp’s prior written consent and which shall be required to be bound by obligations of confidentiality and non - use consistent with those contained herein), may, during normal business hours and at mutually agreeable times, but not more than twice in a contract year without cause, visit any Labcorp facility where Services for the Study are being performed in order to audit the progress of the Services . In the event of any regulatory inspection or if Sponsor seeks to conduct more than two Audits or inspections, without cause, in a contract year, Sponsor agrees to pay Labcorp a commercially reasonable fee and reasonable costs for hosting and responding to such additional Audits . If Sponsor designates a third party (which shall not be a competitor of Labcorp or former employee of Labcorp without Labcorp’s prior written consent) to conduct an Audit, the Parties must agree on the scope of the Audit in advance in writing, including the documentation and areas to be inspected . Labcorp reserves the right to limit disclosure of its proprietary information to any third party contract research organization or pharmaceutical development services provider . Sponsor agrees that any of its Representatives or appointed third party auditors will be subject to confidentiality and non - use obligations in relation to its exposure to Labcorp’s proprietary information consistent with those contained in this Agreement . Without limiting the generality of the foregoing, where an Audit of conduct by Sponsor pursuant to this Section 7 . 1 concerns or relates to referral laboratory testing or shipping methods of Labcorp, (a) Sponsor or its Representatives or third party auditors who conduct any Audit pursuant to this Section 7 . 1 may only confirm whether or not Labcorp is properly billing such costs, and (b) Sponsor expressly

14 Labcorp Opp - 582122 8463879 Version Date: 27Feb2023 Confidential Information agrees that Sponsor’s Representatives or third party auditors may not directly or indirectly provide any details of such charges to Sponsor (including the actual amount of the referral laboratory testing or shipping costs incurred by Labcorp) . 2. Information Technology Audits . Upon Sponsor’s request, Labcorp shall provide to Sponsor at Labcorp’s premises for review : (i) a high level summary of Labcorp’s approach to information security including security testing ; and (ii) any other information related to Labcorp’s security when reasonably requested by Sponsor and mutually agreed to by Labcorp . In addition to Sponsor’s audit rights under Section 7 . 1 of this Agreement, upon reasonable advance written notice given by Sponsor, Labcorp shall allow Sponsor or a third party (which shall not be a competitor of Labcorp or former employee of Labcorp without Labcorp’s prior written consent and which shall be required to be bound by obligations of confidentiality and non - use consistent with those contained herein) to audit (i) Labcorp systems and processes that impact Sponsor’s data, (ii) Labcorp’s approach to information security and (iii) Labcorp’s internal information security policies, to confirm that Labcorp systems and processes meet the requirements of this Agreement in all material respects . Routine Audits under this Section 7 . 2 are limited to no more than once per calendar year unless Sponsor in good faith believes that there is an actual information security risk or breach . In the event of a routine visit or Audit not for cause pursuant to this Section 7 . 2 , Sponsor shall compensate Labcorp for the reasonable cost of such routine visit or Audit in accordance with the agreed fees and expenses, unless such Audit finds that Labcorp breached this Agreement or any Applicable Law . 3. Inspections . Where possible and permitted by the Regulatory Authority, each Party will notify the other Party promptly in the event of any actual or notified inspection, inquiry or findings by a Regulatory Authority concerning Services being performed for Sponsor . In that event and to the extent permitted by Applicable Law, Labcorp will consult with and allow Sponsor to review and comment on any responses made by Labcorp to the Regulatory Authority relating to the inspection or inquiry to the extent it concerns a Sponsor Study or Test Materials . However, Sponsor acknowledges that it is Labcorp’s obligation to respond to an inspection notice or inquiry directed to Labcorp and Labcorp shall retain determinative authority over the form and content of any such response provided that Labcorp considers Sponsor’s comment in good faith . Both Parties will cooperate with all reasonable requests necessary to comply with an inspection notice . In the event that a regulatory inspection occurs at any Labcorp facility during the conduct of the Study, and the Sponsor holds the Trial Master File (“ TMF ”) for the Study ; or, if a regulatory inspection occurs at a Labcorp facility after closure of the Study and after return of the TMF to Sponsor by Labcorp, the Sponsor will promptly provide (i) the relevant sections of the TMF or copies of the relevant sections of the TMF to Labcorp solely for such purpose (if the applicable Study has been selected for inspection by the Regulatory Authority), and (ii) the documents which are needed to support the inspection activities solely for such purpose (without additional cost to Labcorp) .

15 Labcorp Opp - 582122 8463879 Version Date: 27Feb2023 Confidential Information 8. RECORDS; REPORTS; ESSENTIAL DOCUMENTS; RECORD RETENTION 1. Records . Labcorp will keep appropriate records of the status and progress of the Study as required by this Agreement or Protocol . 2. Reports . Labcorp will provide reports or other Deliverables to Sponsor as specified in this Agreement . Such reports or other Deliverables will be in Labcorp’s standard format unless otherwise specified in this Agreement or otherwise agreed in writing by the Parties . Any such reports and supporting documentation to the extent originating with Sponsor, and the resulting data prepared by Labcorp for the purpose of this Agreement, are the property of Sponsor . Notwithstanding the foregoing, if Sponsor is in breach of any material obligation under this Agreement or any additional agreement with Labcorp related to the Study, Labcorp is not obliged to provide any report or other Deliverable until all breaches have been remedied in full . 3. Essential Documents . Essential Documents will be provided to Sponsor at any time during the term of Service if Sponsor so requests in writing and is not in breach of Sponsor’s obligations . In any event, Essential Documents will be provided promptly to Sponsor following the conclusion of the Services and agreement upon a final Service fees reconciliation . Depending upon the specific document retention obligations assumed by Labcorp under this Agreement, Essential Documents provided to Sponsor may include the contents of the relevant TMF together with any supporting documentation agreed with Sponsor . Upon request, Labcorp will provide Sponsor with copies (which may be redacted by Labcorp as appropriate) of any Investigator Agreements or Third Party Provider Agreements entered into by Labcorp with a Third Party Provider and retain the originals . 4. Record Retention . Upon conclusion of the Services or earlier termination of the Study or the Services, Labcorp shall deliver the Deliverables and Results for the applicable Study or the Services to Sponsor and expressly transfers any obligation to retain the Essential Documents or other related documents under Applicable Law back to Sponsor . Sponsor agrees to accept the transfer of all documents together with any associated retention obligations arising pursuant to Applicable Law . By tendering documents for delivery, FCA (Incoterms 2020 ), to Sponsor, Labcorp shall have fully discharged its obligation to maintain and transfer such documents . Notwithstanding the foregoing, Labcorp reserves the right to retain documents relevant to the conduct of the Study to the extent and for the periods required under Applicable Law . At Sponsor’s request Labcorp may agree to maintain Sponsor’s property for Sponsor’s benefit beyond the conclusion of the Services as set forth in this Agreement in accordance with Labcorp’s policies and at Sponsor’s reasonable cost and expense . Unless Sponsor is in breach of any material obligation under this Agreement, Sponsor is entitled pursuant to Section 7 . 1 to have reasonable access to such material and to copy any part of it at it its own expense .

16 Labcorp Opp - 582122 8463879 Version Date: 27Feb2023 Confidential Information 9. HUMAN BIOLOGICAL SAMPLES 1. Labcorp’s Responsibilities . Where Labcorp is performing Services that include clinical site monitoring activities of the Study on behalf of Sponsor at Sites, Labcorp shall : (a) verify that the HBS Donor has given informed consent as specified in the Study Informed Consent ; (b) confirm that any HBS and associated data are managed in compliance with any Applicable Law relating to the use of HBS providing protection for human participants in the country of origin ; (c) use its reasonable efforts to confirm that any HBS shall be de - identified or coded according to Applicable Law to protect the identity and confidentiality of the HBS Donor ; and (d) in the event of a withdrawal of, or a material variation to the Informed Consent, promptly notify all relevant parties of such withdrawal or variation following Labcorp’s notification of such withdrawal or variation . 2. Sponsor’s Responsibilities . In all other circumstances where the Sponsor or third parties for which the Sponsor is responsible supply HBS to Labcorp in connection with the Services, the Sponsor represents and warrants that : (a) all HBS and associated data supplied in connection with the Services under this Agreement are or have been procured and supplied to Labcorp ethically in full compliance with any and all Applicable Laws (including any submissions, approvals and registrations to any applicable Regulatory Authority) relating to the use of HBS providing protection for human participants in the country of origin ; (b) the HBS Donor has given Informed Consent; (c) all HBS shall be de - identified or 'coded' using commercially reasonable methods according to applicable regulatory requirements and Data Protection Laws to protect the identity and confidentiality of the HBS Donor . (d) all HBS supplied to Labcorp : (i) may be used for the Services as set forth in this Agreement ; (ii) may be used to provide data in support of Sponsor’s commercial product development ; and (iii) were procured without inappropriate financial benefit to the HBS Donor ; and (e) in the event of a withdrawal of, or a material variation to the Informed Consent (including any material changes that may affect the Services), it shall promptly notify Labcorp and any other relevant parties of such changes or withdrawal .

17 Labcorp Opp - 582122 8463879 Version Date: 27Feb2023 Confidential Information Sponsor shall (a) upon request, provide a copy of the relevant Informed Consent template ; (b) upon request, provide a copy of the relevant documents certifying that the HBS provided to Labcorp has been provided with all necessary submissions, approvals and registrations required to be made to any applicable Regulatory Authority ; and (c) ensure that any HBS shall be de - identified or 'coded' according to Applicable Law to protect the identity and confidentiality of the HBS Donor . Sponsor agrees that full date of birth shall only be collected if medically relevant to the Services (unless legally restricted in the country of operation) . 3. Return or Destruction of HBS . Sponsor acknowledges that Labcorp must comply with Applicable Laws concerning sample retention following analysis, and warrants that the Informed Consent accounts for the retention period required by Applicable Law . Subject to the foregoing and Section 10 . 1 , upon Sponsor’s request and expense, Labcorp shall retain, return, or dispose of all HBS in accordance with the Informed Consent, Sponsor’s reasonable instructions (provided that such instructions are in accordance with the Informed Consent) and Applicable Law . 4. Material Transfer Agreements . Sponsor acknowledges that where Labcorp enters into a material transfer agreement (“ MTA ”) with the provider of any HBS, Labcorp shall act in accordance with the terms of such MTA with respect to the disposition of any relevant HBS . In the event of a conflict between the terms of an MTA, this Agreement and any instructions provided by Sponsor, the terms of the MTA shall prevail . 5. Force Majeure . Without limiting the generality of Section 2 . 5 , in the event of a Force Majeure Event, Labcorp shall take all commercially reasonable steps to re - route HBS to another Labcorp facility or to another qualified laboratory for testing ; provided, that if such HBS are routed to a non - Labcorp laboratory for testing, Sponsor agrees to pay all reasonable fees and charges related to those samples and testing . 10. PAYMENT 1. Payment of Fees and Pass - Through Costs (including Expenses, Third Party Provider Costs and Investigator Grants) . Sponsor will pay Labcorp the undisputed fees and Pass - Through Costs incurred by Labcorp in connection with the performance of the Services as agreed in Appendix A . Payments will be made in accordance with the budget, payment schedule, and other payment terms provided in this Agreement . (a) All undisputed amounts on invoices are due and payable and will be paid by Sponsor within thirty (30) days of the date of invoice . (b) Notwithstanding anything to the contrary in this Agreement, for the avoidance of doubt, Sponsor acknowledges and agrees that shipping costs charged to Sponsor in connection with Services shall be inclusive of a

18 Labcorp Opp - 582122 8463879 Version Date: 27Feb2023 Confidential Information logistical support fee with respect to the management and tracking of specimens. (c) Documentation for out of pocket or pass - through expenses shall be provided in a summary report or summarized on the applicable invoice . Detailed expense reports or back - up documentation including actual expense receipts will not be provided . 2. Advance Payment . Upon execution of this Agreement, Labcorp shall invoice Sponsor for an amount equal to approximately seven percent ( 7% ) of the Pass - Through Costs, including Investigator Grants, (the “ Deposit ” ) . Sponsor shall pay the Deposit within thirty (30) days of the date of invoice . Labcorp shall use the Deposit in accordance with Attachment C until the Study, for which Services are being provided under this Agreement, reaches approximately 80 % complete and shall apply the Deposit to the remaining invoices that are due . Labcorp shall refund to Sponsor any amounts of the Deposit remaining after applying the Deposit to the final invoices following completion of the Services . If the Study is terminated before the Deposit has been fully applied to invoicing and all invoices issued prior to termination of such Study have been paid, Labcorp shall apply the Deposit to the final invoice and refund to Sponsor any amounts of the Deposit remaining within sixty (60) days after the date of the final invoice . 3. Funds for Investigator Grants and Third Party Provider Payments . If Labcorp is responsible for administering Investigator grants or other Third Party Provider payments in connection with Services, payment terms will be established in this Agreement to avoid a negative cash flow for Labcorp . Sponsor acknowledges that Labcorp will not make payments to Investigators or Third Party Providers without sufficient funds available and that Labcorp is only making such payments to the Investigators and Third Party Providers as pass - through amounts from Sponsor . Labcorp may invoice estimated Investigator Grants or Third Party Provider Payments in advance . Any advance payments made by Sponsor will be applied against the final estimated Investigator grant and Third Party Provider expenses so that Sponsor pays for only those expenses actually and properly incurred . Any excess advance payment will be credited to Sponsor promptly following the reconciliation of Services . If Sponsor fails to provide to Labcorp the funding required by this Agreement, Labcorp is not liable in any way to make any payments required to be made to Investigators or Third Party Providers . If an Investigator fails to earn fees paid to that Investigator in accordance with an Investigator Agreement, Labcorp is not liable in any way to pursue the collection or reimbursement of those fees . 4. Invoice Disputes . If a dispute arises between the Parties in respect of any part of an invoice, and unless otherwise agreed in this Agreement, Sponsor (i) must pay all undisputed parts of the invoice within the stipulated thirty (30) day period ; (ii) must notify Labcorp in writing of the particulars of the dispute within thirty (30) business days of receipt of the invoice ; and (iii) may withhold payment of the disputed part of the invoice, provided that Sponsor endeavors promptly and in good faith to

19 Labcorp Opp - 582122 8463879 Version Date: 27Feb2023 Confidential Information resolve the dispute pursuant to Section 22 . 4 . If Sponsor fails to pay the amount of any undisputed invoice or part of an invoice within the time prescribed in Section 10 . 1 , (a) interest at the rate of one percent ( 1 . 0% ) per month, or the maximum rate allowed by Applicable Law if lower, will accrue from the date the payment was originally due until the date of payment, and (b) Labcorp may elect to cease or suspend work on the Study or to withhold Deliverables, reports or other material in respect of the Study for so long as Sponsor fails to pay undisputed amounts or during a dispute . 5. Taxes . The price for the Services under this Agreement shall not, and shall not be construed to include Taxes . Payments made by the Sponsor under this Agreement shall be inclusive of any VAT/GST, where applicable . Where VAT is properly chargeable on the Services provided under this Agreement, the Sponsor will pay such amount of VAT/GST to Labcorp on receipt of a valid tax invoice issued in accordance with the laws and regulations of the country in which the VAT/GST is chargeable . Where any Taxes are paid directly to a tax authority by Sponsor, Sponsor shall not deduct this amount from any amount due to Labcorp . Where any Test Materials, kits, collection supplies or Site equipment relevant to the Services are imported for the purposes of the Services under the terms of this Agreement, import VAT or other excise duties may be incurred . Notwithstanding anything to the contrary in this Agreement, where such import VAT or duty is incurred, Labcorp shall charge the import VAT or duty onto the Sponsor as a Pass - Through Cost . 6. Inflationary Adjustment . To the extent that the provision of Services under this Agreement is expressed to continue for more than twelve (12) months, the budget for Services is subject to an inflationary adjustment in the price of Services . Labcorp includes in its pricing country level inflation that begins on January 1 . The inflation amount per country is based on the Mercer Global Compensation Planning Report . 7. Foreign Currency Exchange . The currency to be used for invoicing and payment will be the currency stated in the budget attached to this Agreement (the “ Contracted Currency ”) . (a) If Labcorp incurs pass - through costs in a currency other than the Contracted Currency, then Sponsor will reimburse Labcorp for Labcorp’s actual costs in the Contracted Currency based on the amount incurred converted at the applicable foreign currency exchange rate for the currencies involved at the time of the preparation of the invoice for the pass - through costs . If this Agreement involves the performance of Services by Labcorp or its Affiliates in any country that uses a currency other than the Contracted Currency, then the budget for those Services will be based on the local rates in the currency used by Labcorp for pricing that country, but converted to and reflected in the Contracted Currency . Sponsor acknowledges that, due to fluctuations in currency exchange rates, Labcorp’s actual fees may be

20 Labcorp Opp - 582122 8463879 Version Date: 27Feb2023 Confidential Information greater or lower than the budgeted or estimated amounts contained in this Agreement. (b) To the extent that the provision of Services under this Agreement exceeds 12 months, which the Service fees exceed $ 500 , 000 , and the conversion rate between the local currencies and the Contracted Currency has fluctuated more than 5% , plus or minus, since the budget was prepared, Labcorp may or the Sponsor may request that Labcorp calculate a foreign currency exchange adjustment every 12 months after the contract execution date (or in the final invoice if this Agreement is for less than 12 months) . The foreign currency adjustment will be calculated by comparing the foreign currency exchange rate used in this Agreement’s budget to the Reuters (Reuters . com/markets/currencies) average rate over the preceding 12 months . If the difference observed exceeds 5% , any resulting decrease in costs beyond 5 % will be credited to Sponsor for application to future invoices and any resulting increase in costs beyond 5 % will be invoiced by Labcorp to Sponsor . Under no circumstances will foreign currency adjustments be applied to periods greater than 12 months and neither party has an obligation to accept currency adjustments arising from periods greater than 12 months prior to the request for adjustment . (c) For central laboratory services provided by Labcorp Affiliates, Labcorp creates the budget using local unit pricing and converts the local unit pricing into the Contracted Currency using the Reuters exchange rate for the month the budget is first created . Unless specified otherwise, this exchange rate remains unchanged during the course of the Study to simplify budget comparisons and enable Sponsor to track changes to the Study unrelated to changes in currency exchange rates . For invoicing purposes, Services are billed on the contracted unit prices . Each month, at the time of invoice creation, the local unit prices are converted to the Contracted Currency using the Reuters exchange rate for the month in which the Services are invoiced . 11. CONFIDENTIALITY 1. Obligations of Confidentiality . The Parties anticipate exchanging Confidential Information during the term of this Agreement related to (i) the provision of Services in relation to the Study, (ii) matters of mutual interest in respect of proposed Services to be performed under this Agreement, and (iii) matters of relationship governance between the Parties, which is not available to the public and each Receiving Party undertakes that it : (a) will use the Confidential Information only as described or authorized by this Agreement as reasonably required in connection with : (i) the performance of its obligations under this Agreement or (ii) governance of the relationship between the Parties, and shall not, for any other purpose, use, modify or

21 Labcorp Opp - 582122 8463879 Version Date: 27Feb2023 Confidential Information adapt the Confidential Information in any way without the prior written consent of the Disclosing Party; (b) except as otherwise provided in this Agreement, will not disclose or distribute any Confidential Information (in whole or in part) to any third party without the prior written consent of the Disclosing Party ; (c) will disclose Confidential Information only to the Receiving Party’s Representatives and Third Party Providers who are bound by Confidentiality obligations in connection with the performance of this Agreement ; and (d) take and establish commercially reasonable steps to protect the Confidential Information received from the Disclosing Party from unauthorized use, reproduction and disclosure by using the same degree of care as it takes to preserve and safeguard its own confidential or proprietary information of a similar nature, being at least a reasonable degree of care . 2. Exceptions . The confidentiality provisions of this Section 11 do not apply to any part of the Confidential Information that the Receiving Party can show through documentary evidence : (a) is or was already in its lawful possession prior to disclosure by the Disclosing Party ; (b) is or becomes publicly known through no fault, act or omission of the Receiving Party ; (c) is or was lawfully received by the Receiving Party from a third party unless the Receiving Party knew or should have known of a restriction as to its use or disclosure ; or (d) was independently developed by the Receiving Party without use of or reference to the Confidential Information of the Disclosing Party . 3. Disclosure to Third Parties . The Receiving Party shall be entitled to disclose Confidential Information of the Disclosing Party to the extent required by any Applicable Law or pursuant to any decision, order, subpoena, government or regulatory requirement or other process of law, provided that the Receiving Party shall, unless restricted by Applicable Law or where not practicable, promptly notify the Disclosing Party of such requirement prior to any disclosure and shall cooperate with the Disclosing Party to seek to oppose, minimize or obtain the confidential treatment of the requested disclosure to the extent of such order or as reasonably practicable . In any event, the Receiving Party shall limit the disclosure of any Confidential Information pursuant to the foregoing sentence to the minimum extent required . In addition to the foregoing, if it is reasonably necessary for a Receiving Party to disclose the Disclosing Party’s Confidential Information to non - Representative third party, or any Third Party Provider in connection with the

22 Labcorp Opp - 582122 8463879 Version Date: 27Feb2023 Confidential Information Services, the Receiving Party will use commercially reasonable efforts to first endeavour to obtain a written agreement limiting the disclosure by and use of the Confidential Information by such third party consistent with the terms contained herein . 4. Return or Destruction of Confidential Information . If the Disclosing Party so requests in writing, the Receiving Party will, at the option and expense of the Disclosing Party, return or destroy the Confidential Information, except that in any event the Receiving Party may retain a single copy of the Confidential Information and related materials in its archives for the purposes of demonstrating or ensuring its compliance with this Agreement or Applicable Law . Notwithstanding anything to the contrary, neither Party nor its Representatives or Labcorp’s and Third Party Providers shall be required to delete, purge, or otherwise erase any Confidential Information contained in any electronic or backup database created and maintained in the ordinary course of business . 5. Survival . The confidentiality and non - use provisions contained in Sections 11 . 1 through 11 . 3 shall remain in full force and effect for seven (7) years from the initial disclosure of the applicable Confidential Information except for information that is considered a Trade Secret, for which the foregoing confidentiality obligations shall remain in effect for so long as such information retains its status as a Trade Secret pursuant to Applicable Law . 12. INTELLECTUAL PROPERTY RIGHTS 1. Labcorp Property . Sponsor acknowledges and agrees that all data, discoveries, inventions and techniques developed or generated pursuant to this Agreement that are necessary or reasonably useful for carrying out Services under this Agreement and directly relate to the performance of Labcorp's business are and will remain Labcorp's exclusive property (“ Labcorp Property ”) . For the avoidance of doubt, Labcorp Property includes new documentation, scientific and technical data, test procedures, and improvements to any Background IP controlled by Labcorp that are necessary or reasonably useful for carrying out Services under this Agreement and relate to the performance of Labcorp's business, but excludes all Inventions, Sponsor Background IP, and Sponsor Confidential Information . 2. Background IP . All Background IP is and shall remain the exclusive property of the Party that owns or controls it, whether existing as of the Effective Date or identified or developed during the term of this Agreement or thereafter . 3. Sponsor Property . All data, discoveries or inventions developed or generated pursuant to this Agreement which directly relate to any Sponsor Background IP or Sponsor Information, and Inventions, including new data, uses, processes or compositions directly relating to the Sponsor Information provided in connection with or related to the Services in the relevant Work Order, in each case other than Labcorp Property, are the exclusive property of Sponsor .

23 Labcorp Opp - 582122 8463879 Version Date: 27Feb2023 Confidential Information 4. Deliverables . Without prejudice to Sections 12 . 1 and 12 . 2 , and upon satisfaction of Sponsor’s obligations under this Agreement, Sponsor shall have title to all Deliverables and all Intellectual Property therein (excluding Intellectual Property that is Labcorp Property) . Labcorp agrees to assign and hereby assigns such rights to Sponsor except that copies of any final reports may be retained by Labcorp for archival, regulatory or legal compliance purposes . 5. Inventions . Labcorp shall disclose to the Sponsor (or its nominee) all Inventions, and other Sponsor property, and at the Sponsor’s request (provided such request is made within one (1) year of disclosure) and expense, Labcorp shall do all reasonably necessary acts to vest the Invention and other Sponsor property in the name of the Sponsor or its nominee . Notwithstanding the foregoing, where an Invention relates to laboratory testing methods, or processes relevant to Labcorp’s business, the Sponsor hereby agrees to grant to Labcorp and its Affiliates a non - exclusive, worldwide, non - transferable (except as set forth in Section 22 . 8 ), irrevocable, perpetual, fully paid - up royalty - free, sublicensable license to use such Invention for the sole purposes of Labcorp’s drug development and laboratory testing services . 6. Procurement of Rights . Each Party agrees to reasonably assist the other Party to secure any patents, copyrights or other proprietary rights in such data, discoveries or inventions as are referred to in Sections 12 . 1 , 12 . 3 , 12 . 4 and 12 . 5 , respectively, and to perform all acts that may be reasonably required to vest in the other Party all right, title, and interest in such data, discoveries or inventions . All costs and expenses associated with establishing Sponsor's rights under this Section 12 . 6 are Sponsor’s responsibility and Labcorp is entitled to be compensated at its standard rates for assistance given for that purpose . 7. System Data . Sponsor hereby grants Labcorp a non - exclusive, worldwide, perpetual, irrevocable, fully paid - up, royalty - free, transferable, sublicensable license to use in aggregated form any System Data produced by or for Labcorp as part of the Services with other System Data owned or licensed by Labcorp, provided that Labcorp shall not identify such data as belonging to or related to the Sponsor . 13. DATA PROTECTION 1. Processing of Protected Personal Data . Where Labcorp processes any Protected Personal Data on behalf of Sponsor, Labcorp shall process such Protected Personal Data at the direction of Sponsor and in accordance with all Applicable Laws in the territories in which the Services are performed, and only to the minimum extent necessary to perform the Services . 2. Labcorp as Data Processor . If Labcorp processes any Protected Personal Data on behalf of Sponsor that is subject to data protection rules, Labcorp and Sponsor each agree and acknowledge that Sponsor shall be the data controller and Labcorp shall be the data processor with respect to the processing of such Protected Personal

24 Labcorp Opp - 582122 8463879 Version Date: 27Feb2023 Confidential Information Data . Labcorp shall only process such Protected Personal Data on behalf and upon the reasonable instructions of Sponsor for purposes notified to it by Sponsor for which consent, or other appropriate legal bases, from the relevant data subjects has been established by or for the benefit of Sponsor in accordance with all Applicable Law . Labcorp shall follow such procedures, policies and reasonable instructions as may be agreed by the Parties from time to time . Furthermore, Labcorp shall reasonably cooperate in entering into any additional agreements for the processing of Protected Personal Data, including any Data Processing Agreements . 3. Data Security . Labcorp shall take reasonable technical and organizational measures to protect against the unauthorized or unlawful processing of or the unauthorized or unlawful disclosure of such Protected Personal Data . Labcorp shall promptly notify Sponsor in the event of a security breach involving any Protected Personal Data which Labcorp is processing on behalf of Sponsor . 4. Sponsor Compliance with Data Protection Laws . Sponsor warrants that it has complied, and will comply, with any and all consent, notification and information requirements under Applicable Laws . 14. SOFTWARE RIGHTS If specified in this Agreement, Labcorp may make Software and/or Documentation available to Sponsor . If Labcorp makes available any Software and any Documentation to Sponsor, any access to or use of such Software and/or Documentation will be governed by Labcorp’s standard end user access terms and conditions contained in Appendix B of this Agreement . 15. DATA MANAGEMENT SERVICES Sponsor acknowledges and agrees that Labcorp is prohibited from sharing licensed data services, copyrighted or licensed scales and instruments, or medical dictionary terminology or data with any non - subscribing client . Sponsor represents and warrants that it has or shall obtain, prior to the commencement of the Study, a current subscription for using such copyrighted or licensed data services, scales, instruments or coding with the applicable licensing entity (for example, Northrup Grumman/MSSO for MedDRA and Uppsala Monitoring Center for WHODRUG) . Labcorp shall have the right to verify Sponsor’s subscription to such scales, instruments, dictionary or data services before the commencement of the Study . If Labcorp determines that Sponsor does not have an appropriate subscription, Labcorp shall have the right to (a) inform the applicable licensing entity and (b) cease provision of any of licensed scales, instruments, dictionary terminology or data to Sponsor . Sponsor shall be responsible for all costs, expenses and damages incurred by Labcorp associated with Sponsor’s failure to properly obtain licenses to such licensed or copyrighted scales, instruments, dictionary or data services . 16. REPRESENTATIONS AND WARRANTIES; DISCLAIMER 1. Sponsor Representations and Warranties . Sponsor represents and warrants that:

25 Labcorp Opp - 582122 8463879 Version Date: 27Feb2023 Confidential Information (a) it owns all rights, title and interest in the Test Materials and Sponsor Information provided by it under this Agreement and related Intellectual Property ; (b) the use of any and all of such Test Materials or Sponsor Information in connection with the Services does not infringe any third party rights ; (c) all Sponsor Information delivered to Labcorp under this Agreement, including as related to the performance of data management, quality assurance or biostatistics Services, will be delivered to Labcorp in a form and condition reasonably calculated to allow Labcorp to perform the tasks described in this Agreement in a timely fashion ; (d) before and after entering into this Agreement, it will disclose to Labcorp all material facts discovered relating to the Study and the Study data that may affect Labcorp’s performance under this Agreement as well as any potential hazards related to the Test Materials including the emergence of information impacting the safety of Study participants or which otherwise impacts the toxicity assessment or risk profile of the Test Materials ; (e) it will comply with all Applicable Law and obligations of Sponsor in this Agreement ; (f) it will obtain and maintain during the term of the Study all approvals and licenses necessary for the performance of the Study and related Services, including national regulatory approvals, software licenses, Protocol required documentation licenses (e . g . , questionnaire licenses) and medical coding dictionary licenses ; (g) [All HBS provided to Labcorp is duly consented for the Services to be performed, including any retention period required by Applicable Law ; ] and (h) [For Studies conducted in the People’s Republic of China : (i) the collection, handling and Services for HBS provided to Labcorp has been authorized by the Human Genetics Resources Administration of China (“ HGRAC ”) ; (ii) no HBS, data resulting from performance of the Services or Sponsor Information is subject to heightened data security or exportation restrictions under Applicable Law, including but not limited to data subject to the Law of the People’s Republic of China on Guarding State Secrets, “important data” as classified by the Guidelines for Data Cross - Border Transfer Security Assessment, and other non - exportable data under Administrative Measures on Population Health Information or the Administrative Measures on Standards, Security and Services of National Healthcare Big Data . Any special requirements by the HGRAC or National Medical Products Administration (“ NMPA ”) for the Study shall be set forth in this Agreement . ]

26 Labcorp Opp - 582122 8463879 Version Date: 27Feb2023 Confidential Information 2. Labcorp Representations and Warranties . Labcorp warrants that the Services performed by it will conform to the nature and scope of Services as agreed in this Agreement and all Applicable Law . 3. Labcorp Warranty Disclaimers . Except as set forth in Section 16 . 2 , all other representations or warranties, express or implied, including any implied warranties of merchantability or fitness for a particular purpose or for non - infringement of any Intellectual Property in respect of any Services to be provided by Labcorp are excluded to the fullest extent permitted by law . Labcorp does not warrant or represent that the results of the Study will be acceptable to any Regulatory Authority to which they are presented or that the results of the Study will enable Sponsor to further develop, market or otherwise exploit the Test Materials or any other product or service . 17. INDEMNIFICATION 1. Sponsor Indemnity . Sponsor will defend, indemnify, save and hold harmless Labcorp and its parent, subsidiaries and Affiliates and their respective directors, officers, employees, Subcontractors and agents (“ Labcorp Indemnitees ”) from and against any Claims to the extent that they arise out of or in connection with or attributable to : (a) personal injury to a participant in connection with the Study to which this Agreement relates or in connection with the Services, (b) the performance of the Services, (c) the harmful or otherwise unsafe effect of any Test Materials provided to Labcorp, including Claims based on the research, development, manufacture, distribution, use, sales or other disposition by Sponsor or any other person of the Test Materials and/or any other substances upon which Labcorp performed the Services, (d) the use by Sponsor of the Results or Deliverables, (e) any infringement, unauthorized use or misappropriation of any third party’s Intellectual Property in connection with the Study or the Services, (f) Sponsor’s failure to comply with this Agreement, any other agreements with Labcorp in relation to the Study or Applicable Law (including Trade Control Laws), or (g) Sponsor’s negligence or intentional misconduct in connection with the Test Materials, the Study or this Agreement; provided, however, that Sponsor’s obligation of indemnity hereunder is limited by the extent to which such Claims arose, from any indemnity even for which Labcorp is obligated to indemnify Sponsor pursuant to Section 17 . 2 below on the part of any

27 Labcorp Opp - 582122 8463879 Version Date: 27Feb2023 Confidential Information Labcorp Indemnitee . Notwithstanding the foregoing, Sponsor is not under any duty to defend, indemnify or hold Labcorp harmless with respect to any Claim which Labcorp settles without Sponsor’s prior written consent . 2. Labcorp Indemnity . Labcorp will defend, indemnify, save and hold harmless Sponsor and its parent, subsidiaries and Affiliates and their respective directors, officers, agents and employees (the “ Sponsor Indemnitees ”) from and against any Claims to the extent that they arise out of or in connection with or attributable to (i) Labcorp Indemnitee’s negligence or intentional misconduct in the performance of the Services or in connection with this Agreement or any Work Order, (ii) any material, and uncured, breach by Labcorp Indemnitees of its obligations under this Agreement or any Work Order ; or (iii) Sponsor’s use of any Labcorp processes owned or controlled by Labcorp (and not combined with any other Sponsor or third party information) which are used to perform the Services constituting an infringement or misappropriation of the intellectual property rights of a third party ; provided, however, that Labcorp shall have no obligation of indemnity hereunder with respect to any Claims to the extent that such Claims arise in whole, or in part, from the negligence, intentional misconduct, or breach of this Agreement (or any Work Order) on the part of any Sponsor Indemnitee . Notwithstanding the foregoing, Labcorp is not under any duty to defend, indemnify or hold Sponsor harmless with respect to any Claim which Sponsor settles without Labcorp’s prior written consent . 3. Indemnification of Third Party Service Providers or Investigators . In the event a Third Party Provider or Investigator requests a promise of indemnity with respect to the Test Materials, Sponsor’s products or actions, or services to be provided in connection with this Agreement, Labcorp shall notify Sponsor and Sponsor shall cooperate with Labcorp for the establishment of an indemnity agreement directly between Sponsor and the Third Party Provider . Labcorp shall have no other obligation with respect to the indemnity of a Third Party Provider Site, or Investigator . 4. Indemnification Procedure . The indemnifying Party’s obligations under Section 17 . 1 or Section 17 . 2 , as applicable, are subject to and conditional on (a) the Party seeking indemnification (the “ Indemnitee ”) providing prompt written notice of any Claims to the indemnifying Party (the “ Indemnitor ”), provided, however, failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnitor is actually prejudiced as a result of untimely notice, (b) the Indemnitee providing all information and reasonable assistance to the Indemnitor in respect of the Claims, and (c) the Indemnitor having sole authority to defend and/or settle the Claims, except that in the Indemnitor may not admit fault or liability on the part of Indemnitee without the Indemnitee’s prior written consent . Notwithstanding the foregoing, if the Indemnitor has not assumed the defence of any Claim within thirty (30) days of receiving notice of such Claim, the Indemnitee may assume the defence on behalf of, at the risk and expense of, the Indemnitor with all reasonable costs and expenses of such defence to be paid by the Indemnitor .

18. LIMITATIONS OF LIABILITY

18.1 **Consequential Damages**. Neither Party will be liable to the other Party for penalties or liquidated damages or for special, indirect, consequential, punitive, exemplary or incidental damages of any kind (including lost profits, loss of goodwill, or diminution of market value) regardless of whether any such losses or damages are characterized as arising from breach of contract, breach of warranty, tort, strict liability or otherwise, even if the other Party is advised of the possibility of such losses or damages, or if such losses or damages are foreseeable. Without limiting the generality of the foregoing, for the avoidance of doubt, Labcorp is not liable for any damages arising from or in connection with any decision by Sponsor or any third party to further research, develop, market or use the Test Materials or any derivative or product or service related to the Test Materials.

18.2 **Damages Cap.** Notwithstanding anything to the contrary herein, Labcorp's liability in connection with this Agreement or any Work Order, regardless of whether any such liability is characterized as arising from breach of contract, breach of warranty, tort, strict liability or otherwise, shall not exceed twice the total amount paid for the affected Services that are the subject of the claim under that Work Order Labcorp(excluding Pass-Through Costs, Investigator grants or other Third Party Provider payments. Without limiting the generality of the foregoing, Labcorp's liability in connection with this Agreement or any Work Order for any breach or default related to the storage of HBS shall not exceed the fees it has been paid for storage of such HBS in the previous twelve (12) months preceding the claim under the Work Order from which the liability arises.

18.3 **Applicable Law.** Nothing in this Agreement excludes or limits the liability of either Party where liability cannot be excluded or restricted as a matter of law.

19. INSURANCE OBLIGATIONS

19.1 **Labcorp Insurance**. Labcorp must secure and maintain in full force and effect throughout the term of each Work Order, (i) general liability insurance in the amount of one million U.S. dollars ($1,000,000) per occurrence and two million U.S. dollars ($2,000,000) in the aggregate and (ii) professional liability insurance in the amount of three million U.S. dollars ($3,000,000) per occurrence and in the aggregate. If Sponsor so requests in writing, Labcorp will produce a certificate of insurance for inspection. "Claims made" policies shall be maintained by Labcorp for no less than three (3) years following the completion of Services and, if not maintained, a minimum three (3) year extended reporting period shall be purchased. Failure of Sponsor to receive or request such certificates does not represent a waiver of the requirements noted herein.

19.2 **Sponsor Insurance**. Sponsor must, at its sole cost and expense, secure and maintain in full force and effect throughout the term of the Study the following policies of insurance written by a reputable insurer having a minimum financial strength rating of "A" or better by Best's rating service:

28

Labcorp Opp-582122 8463879 Confidential Information
Version Date: 27Feb2023

29 Labcorp Opp - 582122 8463879 Version Date: 27Feb2023 Confidential Information (a) Clinical Trial and Product Liability insurance, covering all participants screened or treated as part of the Study and all Claims relating to personal injury suffered as a result of participation in the Study and/or the Study screening process and not containing any exclusions that would preclude Claims by participating Study participants . Such policy shall provide coverage in an amount sufficient to cover Claims of Study participants, but not less than five million US dollars ( $ 5 , 000 , 000 ) per occurrence, and shall identify Labcorp and its Affiliates as an additional insured ; and (b) Commercial General Liability insurance, with limits not less than one million U . S . dollars ( $ 1 , 000 , 000 ) per occurrence and three million U . S . dollars ( $ 3 , 000 , 000 ) in the aggregate . If Labcorp so requests in writing, Sponsor will produce a certificate of insurance for inspection . “Claims made” policies shall be maintained by Sponsor for no less than six (6) years following Study completion and, if not maintained, a minimum six (6) year extended reporting period shall be purchased . Failure of Labcorp to receive or request such certificates does not represent a waiver of the requirements noted herein . 20. CARRIER LIABILITY 1. Transport of Packages . In the event that : (i) Sponsor delivers, ships or mails (“Transports” ) substances, samples, material (including Test Materials) or documents (“ Packages ”) to Labcorp ; (ii) Sponsor requests that Labcorp Transports Packages ; or (iii) Labcorp Transports Packages as part of the Services to Sponsor, a Sponsor Affiliate, another Labcorp entity or a third party, then the expense and risk of damage (insurance) and loss of the Packages in connection with such Transport together with any expenses required under Applicable Law shall be borne by Sponsor . Labcorp shall have no liability whatsoever for any loss or damage to the Packages or delay, non - delivery or non - collection of the Packages caused by the acts or omissions of any third party delivery services or carrier (“ Carrier ”) . Notwithstanding the foregoing, to the extent permitted by Applicable Law, Labcorp shall have the benefit of any right or remedy permitted under international or domestic law and any sums recovered by Labcorp from a Carrier as a consequence of a loss incurred by Sponsor due to the Carrier’s involvement with the Services less any out - of - pocket expenses incurred by Labcorp pursuing such recovery shall be paid to Sponsor . For the avoidance of doubt, a Carrier is not considered a Subcontractor for the purposes of this Agreement . 2. Delivery . Unless otherwise agreed in writing between the Parties, any Packages to be shipped to Sponsor shall be to the delivery address specified in this Agreement . Upon delivery of any Packages, Sponsor shall be responsible for carefully examining such Packages . Sponsor shall be deemed to have accepted such Packages if Labcorp has not been notified by the Sponsor within ten (10) business days of delivery of any defect in such Packages .

30 Labcorp Opp - 582122 8463879 Version Date: 27Feb2023 Confidential Information 21. TERM; TERMINATION 1. Term . This Agreement comes into force and has effect on and from the Effective Date and will continue in force until the earlier of : (a) 14 th day of August, 2025 or (b) completion of Labcorp’s provision of Services and Sponsor’s payment of the relevant fees, Pass - through Costs and other applicable costs and expenses incurred by Labcorp in the performance of the Services or (c) unless earlier terminated in accordance with this Section 21 . 2. Termination for Convenience . Either Party may terminate this Agreement at any time for any reason and without cause on giving ninety (90) days’ prior written notice of termination to the other Party . Notwithstanding the foregoing, if Labcorp determines, in its reasonable discretion, that its continued performance of the Services would constitute a potential or actual violation of Applicable Law or scientific standards of integrity, then Labcorp may terminate this Agreement immediately upon written notice . Sponsor may terminate this Agreement effective immediately upon written notice to Labcorp if there is reasonably compelling scientific evidence that patient safety is at risk should the Study continue, Study data integrity is compromised, and/or there is a reasonable belief that Applicable Law would be violated should the Services under this Agreement continue in effect . 3. Termination for Breach . Either Party may terminate this Agreement at any time on account of a material breach of this Agreement by the other Party after giving thirty (30) days’ prior written notice of termination if such breach is not cured within the thirty (30) days’ notice period to the reasonable satisfaction of the terminating Party . A notice of breach must provide sufficient details to fully describe the breach . If Labcorp terminates this Agreement on account of a material breach by Sponsor that has not been cured, Labcorp is entitled to receive termination payments as described in Section 21 . 5 . 4. Termination on Insolvency . Either Party may terminate this Agreement immediately on giving written notice to the other Party if that other Party becomes insolvent, is dissolved or liquidated, makes a general assignment for the benefit of its creditors, files or has filed against it a petition in bankruptcy, has a receiver appointed for a substantial part of its assets, or any event occurs, or proceeding is taken, in any jurisdiction to which it is subject that has an equivalent effect . 5. Payment . If this Agreement is terminated, Labcorp is entitled to be paid (i) for all Services performed up to and including the date of termination, including any work in progress toward partially completed Services or incomplete units and milestones, (ii) all Pass - Through - Costs incurred up to the effective date of termination ; (iii) all irrevocably incurred expenses and financial obligations that Labcorp has incurred or undertaken on Sponsor’s behalf up to the effective date of termination ; (iv) any additional expenses incurred or Services performed in connection with the termination of the Services, including any irrevocably committed costs or tasks necessary to end Labcorp’s involvement in the Study ; (v) any additional Services requested by Sponsor in connection with the termination ; and (vi) any additional

31 Labcorp Opp - 582122 8463879 Version Date: 27Feb2023 Confidential Information termination fees listed in this Agreement . For the avoidance of doubt, if payments are unit or milestone based, and this Agreement is terminated after costs have been incurred toward achieving portions of one or more incomplete units or toward achieving one or more incomplete milestones, Sponsor will pay for actual work performed toward those incomplete units or milestones up to the effective date of termination, in addition to paying for completed units or milestones . 21.6 Effects of Termination. (a) After receiving or providing notice of termination of this Agreement, Labcorp shall promptly act to mitigate and cancel, to the extent possible, all obligations that would incur expenses related to this Agreement, as applicable, and shall not, without Sponsor’s prior written approval, perform any additional Services, incur expenses, or enter into any further obligations related to this Agreement, as applicable . Labcorp shall use its commercially reasonable efforts to conclude or transfer the Services as expeditiously as practicable and in accordance with all Applicable Law . Further, Labcorp and Sponsor shall reasonably cooperate with each other during such Study termination to safeguard patient safety, continuity of patient treatment and to comply with Applicable Law . (b) In connection with the termination of this Agreement, the Parties agree to use commercially reasonable efforts to promptly agree on a wind - down plan and Labcorp shall cease performing all work not necessary for the orderly wind - down and/or transfer of the Services or required by Applicable Law . The wind - down plan will provide for the transfer of regulatory obligations, the assignment or termination of certain third party agreements, and the completion of Services, including any additional wind - down activities, by a mutually agreed termination date . The Parties further agree that Test Materials will be released by Labcorp once regulatory obligations have been transferred from Labcorp to Sponsor or Sponsor’s designee and the financial reconciliation under this Agreement has been agreed between the Parties . (c) On termination of this Agreement, Labcorp may terminate, or if possible under the Third Party Provider Agreements, may transfer to Sponsor, upon Sponsor’s request, any Third Party Provider Agreements or Investigator Agreements to which it is a party in respect of this Agreement . (d) On termination of this Agreement, unless previously destroyed or returned in accordance with Section 4 . 3 , and unless otherwise agreed in the Protocol, any remaining Test Materials shall, at Sponsor’s expense, be destroyed or, upon Sponsor’s request and expense, returned to Sponsor for retention in compliance with Applicable Law . (e) On termination of this Agreement, Labcorp shall retain, return or dispose of all HBS in accordance with Sponsor’s reasonable instructions, provided that

32 Labcorp Opp - 582122 8463879 Version Date: 27Feb2023 Confidential Information such instruction complies with the Informed Consent, applicable retention period requirements and Applicable Law. (f) The rights and obligations of Sponsor and Labcorp which by their terms survive termination, shall survive the termination of this Agreement . Without limiting the generality of the foregoing, the terms and conditions of Sections 1 , 3 . 2 (b), 3 . 3 (solely the second sentence), 3 . 4 (last sentence only), 4 . 2 , 4 . 3 , 6 . 3 , 6 . 4 , 6 . 5 , 6 . 6 , 10 (solely as to liabilities that have accrued up to and including the date of termination), 11 , 12 , 13 , 16 . 3 , 17 , 18 , 19 , 20 , 21 . 5 , 21 . 6 and 23 shall survive termination of this Agreement . 22. MISCELLANEOUS 1. Use of Names . Neither Party will (a) use the other Party’s name, trademarks, or the name of any employee of the other Party in any advertising, online marketing, packaging, promotional material, or any other media or publicity relating to this Agreement without the prior written consent of the other Party or (b) state or imply that the other Party endorses or approves any service, material, product or compound of the other Party without the prior written consent of the other Party . Such restrictions shall not apply to internal communications and publications to a Party’s Affiliates . Notwithstanding the foregoing, neither Party’s prior written consent is required when listing either Party’s name on any clinicaltrials . gov Study registration where Labcorp may list itself as a collaborator or, if Sponsor retains the obligation to register the Study on clinicaltrials . gov, Sponsor agrees to list Labcorp as a collaborator . 2. Legal Testimony . If Labcorp or any of its Affiliates or Representatives is obliged to provide testimony or records regarding the Services for Sponsor in any legal or administrative proceedings other than testimony or records related to any alleged improper performance by Labcorp of its obligations under this Agreement, then Sponsor shall reimburse Labcorp for its reasonable costs and expenses, including reasonable third party fees and reasonable attorneys’ fees . 3. Non - Solicitation . Sponsor agrees that, during the term of the Study and for one hundred and eighty (180) days after the completion of Services, it will not, without the prior written consent of Labcorp, solicit to be an independent contractor any person who has been directly involved in performing Services for Sponsor’s Study . These restrictions do not apply to the hiring of any individual who initiates contact with Sponsor solely on their own or responds to general solicitations of employment not specifically targeted to personnel of Labcorp . 4. Dispute Resolution . If any dispute, controversy or claim arises out of this Agreement, the Parties agree that they will attempt in good faith to resolve the matter through negotiations . A Party seeking to initiate dispute resolution negotiations shall provide a reasonably detailed description of the matter to be negotiated in writing . If the Parties have not resolved such dispute, controversy or

33 Labcorp Opp - 582122 8463879 Version Date: 27Feb2023 Confidential Information claim within sixty (60) days of receipt of the initiation notice for such negotiations, then either Party may pursue further legal action consistent with Section 22.12. 5. Interpretation . Where a word or expression is defined in Section 1 , other parts of speech and grammatical forms of the word or expression used in this Agreement in a capitalized form have corresponding meanings . The headings contained in this Agreement are intended only to facilitate use of this Agreement and must not be used to interpret any of its provisions . References to “includes” or “including” are to be construed without limitation . References to “written” or “in writing” include any means of visible representation . 6. Notices . All notices given by one Party to the other must be in writing and must be delivered by addressing the notice to the applicable address set out below or to such other address as either Party may specify by written notice to the other . Notices must be sent by courier service, certified mail with return receipt requested, or by other means of delivery requiring a written acknowledgment of receipt upon delivery . All notices will be effective upon delivery to the following : Labcorp: Labcorp Drug Development Inc. ATTN: General Counsel 10 Moore Drive, Durham, NC 27709 USA Sponsor: Tarus Therapeutics LLC ATTN: Ian B. Walters, MD c/o Portage Biotech 61 Wilton Rd., 3 rd Floor Westport, CT 06880 7. Independent Contractors . The business relationship of Labcorp to Sponsor is that of an independent contractor and not that of a partner, joint venturer, employer, employee or any other kind of relationship . 8. Assignment . Subject to Section 3 . 2 , this Agreement and the rights and obligations under it may not be assigned or transferred by either Party without the prior written consent of the other Party which shall not be unreasonably withheld, except that consent is not required in the case of an assignment of all of a Party’s rights and obligations under this Agreement to an Affiliate of the Party or in connection with an internal reorganization of a Party’s corporate structure or in connection with the merger, consolidation or sale of substantially all the Party’s assets related to the Study .

34 Labcorp Opp - 582122 8463879 Version Date: 27Feb2023 Confidential Information 9. Entire Agreement ; Waiver . This Agreement sets out the entire agreement and understanding between the Parties and supersedes any and all previous statements, negotiations, documents, agreements and understandings, whether oral or written, as to the subject matter of this . No modification or waiver of any provision of this Agreement is valid or binding on either Party unless it is in writing and signed by both Parties . No waiver of any term, right or condition under this Agreement on any one occasion shall be construed or deemed to be a waiver or continuing waiver of any such term, right or condition on any subsequent occasion or a waiver of any other term, right or condition of this Agreement . 10. Severability ; Reformation . Each provision in this Agreement is independent and severable from the others . If any one or more provisions of this Agreement are found by a competent authority be invalid, illegal or unenforceable in any respect, that finding will not affect any other provision of this Agreement and all other provisions will remain in full force and effect . If any provision of this Agreement is found by such an authority to be invalid, illegal or unenforceable in whole or in part, such provision will be changed and interpreted so as to best accomplish the objectives of such invalid, illegal or unenforceable provision and the intent of the parties, within the limits of Applicable Law . 11. No Third Party Beneficiaries . Except as set forth in Section 17 . 1 and Section 17 . 2 , nothing expressed or implied herein is intended, or shall be construed, to confer upon or give any person other than the Parties and their successors and permitted assigns, any right, remedy, obligations or liability under or by reason of this Agreement, or results in any such person being deemed a third - party beneficiary hereof . 12. Governing Law ; Venue . This Agreement will in all events and for all purposes be governed by and construed in accordance with the law of the State of Delaware including the statutes of limitation thereof, but excluding any conflicts of laws provisions that would result in the application of the law of another jurisdiction . The Parties expressly reject any application to this Agreement of (a) the United Nations Convention on Contracts for the International Sale of Goods ; and (b) the 1974 Convention on the Limitation Period in the International Sale of Goods, as amended by that certain Protocol, done at Vienna on April 11 , 1980 . The Parties irrevocably agree that any dispute or claim arising out of or in connection with this Agreement or its subject matter or formation (including non - contractual disputes or claims) shall be governed by the exclusive jurisdiction of the courts of the State of North Carolina . 13. Counterparts . This Agreement may be executed in two (2) or more counterparts, which taken together will constitute a single legal document . This Agreement may be executed by facsimile, PDF or other electronic signatures and such signatures will be deemed to bind each Party as if they were originals .

35 Labcorp Opp - 582122 8463879 Version Date: 27Feb2023 Confidential Information 22 . 14 Language of Agreement . The Parties acknowledge that it is their express wish that this Agreement and all notices and other documents to be given or executed under this Agreement be in English . [signature page follows]

[Signature Page to Clinical Services Agreement] IN WITNESS WHEREOF , duly authorized representatives of the Parties have executed and delivered this Agreement as of the Effective Date. Labcorp Drug Development Inc. Tarus Therapeutics LLC duly authorized By: duly authorized By: Ian Walters, MD Name: Christopher DePiano Name: CEO Title: Manager, Contracts Management Title: 27 Feb 2023 Date: March 1, 2023 Date: 36 Labcorp Opp - 582122 8463879 Version Date: 27Feb2023 Confidential Information

37 Labcorp Opp - 582122 8463879 Version Date: 27Feb2023 Confidential Information APPENDIX A: DESCRIPTION OF SERVICES AND ESTIMATED BUDGET Attachment “A” - Scope of Work, Transfer of Obligations, Specifications, Assumptions and Estimated Timelines - Estimated Budget - Schedule of Payments and Terms Attachment “B” Attachment “C”

Attachment “ A ” Scope of Work, Transfer of Obligations, Specifications, Assumptions and Estimated Timelines PROJECT ASSUMPTIONS SUMMARY Key Cost Drivers 1 Number of Countries 10 Number of Active Sites 0 Number of Back - Up Sites 105 Number of Patients Screened 84 Number of Patients Enrolled 76 Number of Patients Completed 20.00% Estimated Screen Failure Rate 9.52% Estimated Drop - Out Rate 188 Total Number of eCRFs per Patient 36 Total Study Duration (Months) Assumptions Proposed Country and Site Distribution Number of Back - Up Sites Number of Active Sites Country 0 10 United States 0 10 Total Sites Timelines End Start Months Milestone 3/30/2023 8/25/2022 7 Startup 9/14/2024 3/30/2023 18 Enrollment - Primary 4/14/2025 9/14/2024 7 Treatment - Primary 4/14/2025 4/14/2025 0 Follow Up 5/14/2025 4/14/2025 1 Database Lock 8/14/2025 5/14/2025 3 Final Deliverable 8/14/2025 8/25/2022 36 Complete Study 38 Confidential Information Labcorp Opp - 582122 8463879 Version Date: 27Feb2023

Service Level Assumptions					
Project Management	**Sponsor**	**Labcorp**	**Metric**	**Unit of Measure**	**Assumptions**
Project Management - Startup		X	7	Month	Project Management FTE for all study phases assumes the development of the Project Management Plan, which includes but is not limited to, the Communication plan, Training Matrix, Unblinding plan per Labcorp SOPs and review of other study plans per SOPs. Further planning and implementation of project delivery strategy, oversight of the study from Startup through recruitment to closure, client and internal communication, status reports of study/site metrics, financial and contractual oversight are assumed in these hours.
Project Management - Enrollment		X	18	Month	
Project Management - Treatment		X	7	Month	
Project Management - Close Out		X	4	Month	
RIM - Risk and Issue Management		X	1	Protocol	Conduct of study risk analysis utilizing the Xcellerate RIM/RACT technology (set-up and usage free of charge). The study team will maintain the risk review process through the study with the RIM/RACT technology.
Vendor Management	**Sponsor**	**Labcorp**	**Metric**	**Unit of Measure**	**Assumptions**
Vendor Contracting	X	X	4	# of Vendors Contracted	1 standard complexity, 2 low complexity, 1 start up vendor(s) contracted. Assumes contract negotiation and finalization of contracts with preferred vendors.
Vendor Invoicing	X	X	143	Vendor Invoicing Months	1 standard complexity, 2 low complexity, 1 start up vendor(s) invoiced. Assumes invoicing of vendor payments throughout the study duration.
Vendor Management (Startup to Close Out)		X	178	Vendor Management Months	1 high complexity, 1 standard complexity, 2 low complexity, 1 start up vendor(s) managed. Assumes management of preferred vendors from Startup to Close Out of study include close of vendors.
Regulatory Submissions (Not in Scope)	**Sponsor**	**Labcorp**	**Metric**	**Unit of Measure**	**Assumptions**
US IND - Initial	X		0	US IND Submission	
US IND - Maintenance	X		0	Project	

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Site Startup	Sponsor	Labcorp	Metric	Unit of Measure	Assumptions
Central Ethics Submissions/IRB(s)		X	1	IRB - Central	Initial submission for Central IRB/EC.
Local Ethics Submissions/IRB(s)		X	4	IRB - Local	Initial submission for Local IRB/EC.
Site Identification		X	30	# of Sites Identified	Process to identify a larger number of sites and determine which sites are appropriate to participate in Pre-Study visits.
Site Contracts		X	10	Sites Total	Development of site contracts based upon Labcorp templates with final approval of language by client; assumes two contracts per site average across all sites.
Protocol Amendments		X	1	per Amendment	Assumes all tasks to update the study for the most current version of the protocol to include, revision of the ICFs, site contracts/budgets and required documents, submission to ethics committees/IRBs, country HA and oversight of activities by team leadership.
ICF - Develop Core		X	1	ICF Core	Assumes Labcorp will develop the core informed consent in English based on the final protocol provided by the client.
ICF - Develop Additional/Supplemental		X	1	ICF Additional/Supplemental	Assumes Labcorp will develop special additional informed consents as required by country regulatory requirements.
ICF - Localizations		X	10	Sites Total Requiring Adaptation	Assumes Labcorp will develop country specific informed consents that are then customized per site per investigator/institutional language.
Regulatory Document Collection		X	10	Sites Total	The collection, review and submission of all documents require from each site for the initial submission to the IRB/ethics committee per client specifications and country regulations. Also includes cost for annual updates per country regulations and protocol amendments as required per request for proposal.
Startup Management and Coordination		X	9	Month	Management and oversight of the Startup process to include development of plans, oversight of essential document collection and investigator contract development and routine status reporting.
Clinical Ancillary Supplies Services (Not in Scope)	**Sponsor**	**Labcorp**	**Metric**	**Unit of Measure**	

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Clinical Monitoring	Sponsor	Labcorp	Metric	Unit of Measure
Site Management		X	250	Site Months for Site Management
Pre-Study Visit - Remote		X	12	Pre-Study Visit - Remote
Site Initiation Visit - Onsite		X	10	Site Initiation Visit - Onsite
Monitoring Visit - Onsite		X	253	Monitoring Visit - Onsite
Close Out Visit - Onsite		X	10	Close Out Visit - Onsite
Additional Days - Onsite		X	100	Additional Day - Onsite

Assumptions
- CRA track eCRF completion for per investigator providing grant trackers for investigator payment teams - CRA routine contact with sites to ensure enrollment/recruitment goals are met, CRFs are completed for visits, protocol procedures are followed, and study updates are delivered to sites. - Update of study trackers, preparation of study documents, preparation/delivery of site correspondence, preparation for study meetings. - CRA review of CRFs to prepare for and follow-up monitoring visits resolving monitor queries. - Development of CTMS reports, maintenance of CTMS status reports /metrics.
Remote visit to verify investigators qualifications for study participation.
On-site visit to train site staff for study participation and reconfirm study qualifications.
Frequency (ROW) - 4.3 weeks during Enrollment, 4 weeks during Treatment. On-site visit to source document verify (CRF Review) study data, review regulatory documents, conduct drug accountability, and ensure protocol/study procedures are followed to GCP standards.
Onsite visit to ensure all patient data CRF Reviewed, all queries resolved, all regulatory documents collected for internal files, as required, drug accountability completed and drug returned or destroyed, as required. All close out documents should be signed and exit discussion with investigator completed by end of visit.
Additional units of hours for CRF Review time onsite, also includes additional follow-up time for report writing.

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Clinical Monitoring	Sponsor	Labcorp	Metric	Unit of Measure	Assumptions
Trip Report Review		X	285	Visits with Trip Report Review	Labcorp uses standard trip report templates which are part of our Clinical Trial Management System (CTMS). Our CTMS allows our monitors to start writing their trip reports on a laptop during the visit or while traveling. Labcorp strives for a 10-day turnaround time from date of visit to date of final approval and availability to Sponsor. CTMS has electronic signature functionality so there is no need for paper copies to be generated for wet ink signature.
Clinical Quality Control Visits		X	1	CQC Visits	The Labcorp Clinical Quality Control Visit (CQC)is conducted to ensure that the Site and Monitor are following ICH GCP/ISO 14155 Guidelines, applicable SOPs, project-specific procedures, monitoring plan, to ensure subject safety and data integrity are well protected, all applicable regulations are being followed, and that the Site and Monitor are adequately performing their responsibilities. A CQC Visit is not the same as an audit. CQCs are conducted during on-site RMVs or COVs. A Site is selected for a CQC Visit based on the evaluation of potential risk associated with the Site and/or Monitor.
Clinical Team Management		X	36	Month	Clinical Team Lead FTE assumes the management of all CRA activities for the duration of the study, the oversight of escalated site issues through the CRAs, training of CRAs, organization of CRA teleconferences/meetings, maintenance/distribution of status reports, development of study documents, newsletters/correspondence to sites and audit support.

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Detailed Monitoring Assumptions Hours Per Visit Assumed	Time On-site / On Phone (Hours)	Average Travel Time (Hours)	Prep and Follow-Up (Hours)	Trip Report Review (CTL - Hours)
Pre-Study Visits - Remote	4	0	1	1
Site Initiation Visits - Onsite	10	6	4	2
Routine Monitoring Visits - Onsite	8	4.8	4	2
Additional Days - Onsite	8	0	0	0
Site Close-Out Visits - Onsite	4	6	4	2

Assumptions

Meetings	Sponsor	Labcorp	Metric	Frequency
Kick-Off Meeting w/ Client		X	1	1 Meeting(s)
Internal Kick-Off Meeting		X	1	1 Meeting(s)
Client Teleconference		X	73	Startup: Bi-Weekly, Clinical: Bi-Weekly, Closeout: Bi-Monthly
Cross Functional Team Meetings		X	79	Bi-Weekly
Internal Department Meetings		X	79	Startup: Bi-Weekly, Clinical: Bi-Weekly, Closeout: Bi-Weekly
Project Level Oversight Meetings		X	11	Startup: Not Recurring, Clinical: Quarterly, Closeout: Not Recurring
Safety Review Meetings		X	10	Clinical: Custom

Assumptions

Physicians	Sponsor	Labcorp	Metric	Unit of Measure	Assumptions
Medical Plans and Documentation Review		X	1	Protocol	Review of two drafts and one final version of the Labcorp produced CSR. Support the development of a Labcorp developed protocol or review a client developed protocol.
Medical Monitoring		X	25	Month	Project Physician communication with sites and CRAs regarding inclusion/exclusion, protocol, and patient related questions throughout the enrollment and treatment period.
Medical Data Review		X	288	# Medical Review Listings	Periodic review of data listings of patient medical data to include AE, SAE, medical coding, and labs.
Medical Evaluation of Protocol Deviations		X	25	Month	

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Xcellerate Services	Sponsor	Labcorp	Metric	Unit of Measure	Assumptions
Xcellerate - Risk Review (XRR)		X	24	# XRR Review Cycles	Assessment & mitigation of emerging operational study, country & site risks and resultant actions.
Xcellerate - Central Medical Review (XMR)		X	24	# XMR Review Cycles	Assessment of patient safety & other clinical issues, sub-setting of data, collaborative sharing of observations.
Xcellerate - Set up of Modules, RBM Critical Data Definition Meeting		X	1	Protocol	Initial study meeting once final protocol has been provided to define the critical data that will be collected in the data tool for the study. Attendees from Labcorp for this study are the Medical Director, Strategy and Planning Director, Risk Based Monitoring Director, Clinical Director/Manager, Clinical Trial Lead, Data Manager and Statistician.
Xcellerate - Study Management		X	155	Week	Study-level views of data, showing protocol milestones, total geographic footprint and distribution overlaid with site metrics, protocol deviations and more.
CTMS/eTMF	**Sponsor**	**Labcorp**	**Metric**	**Unit of Measure**	**Assumptions**
CTMS/eTMF Set-Up/Build		X	1	Protocol	Development of the CTMS and Veeva Vault Databases include standard reports.
eTMF Upload		X	2,371	# of Documents	Documents loaded into the Veeva Vault systems by Labcorp staff then periodically reviewed by functional managers for document quality and correctness.
eTMF Resolution and QC		X	2,371	# of Documents	Oversight by managers for the department eTMF; QC of the resolution of queries regarding errors in posting of documents (related to document content or manner of posting).
eTMF Project Management		X	36	Month	Project management and oversight provided by the Business, Process and Solutions team to ensure the eTMF is established in time for the first site activated, audit ready at all times and is archived as per the contract.

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Drug Safety	Sponsor	Labcorp	Metric	Unit of Measure	Assumptions
Set-Up/Maintenance of Systems		X	1	Protocol	Initial set up and ongoing maintenance of Argus safety database if Labcorp is contracted to host the safety database. Includes set-up, maintenance, and licensing costs for SPEED portal if applicable.
Safety Management Plan (SMP) - Initial and Maintenance		X	2	Year	Initial development and ongoing updates of the safety management plan.
Safety Oversight and Management		X	36	Month	Regular oversight of the project deliverables, contractual obligations, sponsor communications, KPI generation and reporting.
SAE Processing/QC/Follow Ups/Archiving		X	420	# of SAE's	Initial SAE(s): 84, Follow-Up SAE(s): 336 - Processing of SAE includes Argus database entry (if contracted), review of the SAE information for completeness, generation of queries, preparation of submission emails, query emails, etc. - Comprehensive review of the SAE data entry, narrative, client submission email, site query emails, etc. - Archival of SAE information from Argus in XML format, after CRF DBL. Each case in Argus is exported in XML format and written on CD or provided via secured email. - Resolution of follow-up queries on SAEs filed by the SAE team, Safety Physician or Client SAE team.
Medical Review of SAEs		X	420	# of SAE's	Initial SAE(s): 84, Follow-Up SAE(s): 336 Review of SAE information by Drug Safety Physician, generation of medical queries, assessment of the events, etc.
SUSAR Notifications and Periodic Reports to Investigators		X	19	# of Total ESRs Expected in the Study	Preparation, distribution and submission of SUSAR/Expedited safety letters and distribution to investigator, in accordance with country specific/ study specific requirements.
SUSAR Notifications and Periodic Reports to ECs		X	19	# of Total ESRs Expected in the Study	Preparation, distribution and submission of SUSAR / expedited safety report submission documents and distribution to central EC/ IRB, in accordance with country specific/ study specific requirements, and per EC/ IRB preference of submission method (email, fax, mail).
Safety Narratives		X	420	# of SAE's	Initial SAE(s): 84, Follow-Up SAE(s): 336 Writing of SAE narrative according to standard conventions and template specific to the study.
Drug Safety Update Report(s) (DSUR)		X	2	# of DSURs	Preparation or support preparation of DSURs and/or distribution of DSURs.

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Drug Safety	Sponsor	Labcorp	Metric	Unit of Measure	Assumptions
Analysis of Similar Events		X	17	# of Native ESRs - From This Protocol (Initials, Follow-Ups)	Generation Analysis of similar events with search results from the safety database, includes safety physician's review and assessment.

Medical Writing	Sponsor	Labcorp	Metric	Unit of Measure	Assumptions
Review of Client Developed Protocol		X	1	Protocol	Review of a client study protocol and provision of comments
Protocol Amendment Production		X	1	# Protocol Amendments	A substantial amendment requires changes to the study scope of work and may require revisions to the data collection tools such as the eCRF, diaries, lab samples, patient reported outcomes (PRO) tools or the addition of new sites and countries. It will also require all the changes of the administrative amendment as well.
Clinical Study Report - Final		X	1	CSR	ICH E3 compliant Clinical Study Report, including client review of each draft. Assumes fewer than 10 tables and fewer than 10 paragraphs.

Data Management	Sponsor	Labcorp	Metric	Unit of Measure	Assumptions
Data Management Plan Development and Maintenance		X	1	Protocol	Preparation of DMP and ongoing updates over duration of the project timeline.
CRF Design - Unique Forms		X	41	# of Unique Forms	Design of the eCRFs and submit for Sponsor approval (assumes 2 review cycles) - Unique Forms
CRF Design - Non-Unique Forms		X	147	# of Non-Unique Forms	Design of the eCRFs and submit for Sponsor approval (assumes 2 review cycles) - Non-Unique Forms
Database Set-Up and Build - Unique Forms		X	41	# of Unique Forms	Design and set up the database to match the design of the eCRFs - Unique Forms
Database Set-Up and Build - Non-Unique Forms		X	147	# of Non-Unique Forms	Design and set up the database to match the design of the eCRFs -Non-Unique Forms
tSDV Module Set-Up and Build		X	1	Protocol	Includes time to configure the TSDV module of Medidata RAVE to enable SDV to be targeted to the appropriate sites, data fields, forms and patients.
User Access Administration		X	65	# of Users Entering Into DB	Set-up of external EDC users and passwords.
EDC User Support and Administration		X	20	# of Sites Enrolling - Yearly	Set-up and maintenance of users for EDC.
Edit Check Specifications, Programming and Testing		X	824	# of Edit Checks	Production, Testing and Deployment of Edit Checks within the DB.
Custom Functions		X	66	Custom Functions	Programming, Testing and Deployment of Custom Functions within the DB.

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Data Management	Sponsor	Labcorp	Metric	Unit of Measure
Vendor Data Streams - Set-Up		X	5	# External Data Streams
Vendor Data Streams - Import and Reconciliation		X	78	# External Data Imports
Custom Status Reports		X	3	Custom Status Reports
Custom EDC Listings		X	2	# Custom Listings
SAS Data Review Listings Programming and Production		X	15	# SAS Data Review Listings
Data Review		X	15,449	# Pages for Data Management Review
Data Review - Database Maintenance		X	26	Month
Custom Listing Production Runs		X	2	# Custom Listing Production Runs
SAS Data Review Listing Production Runs		X	50	# SAS Data Review Listing Production Runs
Local Lab Management		X	60	# Local Lab Normal Ranges Entered
SAE Reconciliation		X	420	# of SAE's
Coding including CTCAE Grading (If Applicable)		X	3,780	# Terms Coded
Management of Database Locks		X	1	# Database Locks
End of Project Archiving		X	1	Protocol
Patient Profile Programming		X	25	Patient Profile Domains Programmed
Patient Profile Delivery		X	8	Patient Profile Production Run

Assumptions
Integration of 3rd party vendor data with the DB.
Program to receive external data (e.g., labs, IRT) to include the transfer of the clinical database. Including review of transfer specifications and timing and will verify the cleanliness of each vendor dataset.
Programming and Production of Custom Reports within the EDC System.
Programming and Production of Custom Listings within the EDC system.
Production of listings in SAS to support Data Review.
Data cleaning of EDC data entered by Sites.
#N/A
Includes the time taken to run and produce custom listings from the EDC system.
Includes the time for running and producing listings in SAS to assist in Data Review.
Range normals and ongoing Management of local lab data.
Support SAE reconciliation between EDC and Safety database. Generate queries for discrepancies in Safety database. Address discrepancies in safety database.
Coding of terms for Medical Hx, ConMeds ad AEs. We assume Sponsor has MedDRA and WHO Drug Dictionary licenses if these are required for Coding purposes.
Management of both the Interim and final data base lock for the study.
Archiving of all Data Management documentation within the TMF.
Programming set up the delivery of patient profiles from the database. The number of Patient Profile Domains reflects the number of datasets, from the EDC system or other sources, that need to be combined to create the patient profiles.
Includes costs for all production runs, including Interim, Draft, Dry Run and Final transfers. Transfer format will be agreed during development of the SAP.

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Data Management	Sponsor	Labcorp	Metric	Unit of Measure	Assumptions
Protocol Deviation Management Setup		X	1	Protocol	Includes development of programs for detection of Protocol Deviations.
Protocol Deviation Management Ongoing Production		X	25	# Programmable Deviation Production Runs	Includes reporting of Protocol Deviations to the monitoring team throughout the life of the study.
Data Management Project Management		X	36	Month	Management and oversight of all data management activities for the study from planning, development of the timeline, status and metrics reporting and meeting attendance.

Biostatistics	Sponsor	Labcorp	Metric	Unit of Measure	Assumptions
Statistical Analysis Plan Development		X	1	SAP	Authoring of the text of the Statistical Analysis Plan incorporating any client specifications.
Data Display Template Development		X	86	TFL Data Display Templates	Authoring of the Mock-Up shells for data displays.
SDTM Programming		X	32	SDTM Domains Programmed	The version of the SDTM Implementation Guide to be followed will be agreed at the start of the study. SUPP--Domains are not counted as separate domains. The number of Domains will be re-assessed when the SDTM specifications are written. If applicable, costs for Define.xml and Reviewers Guide are included here.
Analysis Dataset Programming		X	17	# Analysis Datasets Programmed	The number of Analysis Datasets will be reassessed when the SAP is finalized. The version of the ADaM Implementation Guide to be followed will be agreed to at the start of the study.
Unique Table Programming		X	47	Unique Table Programmed	Assumes the number of unique tables to be programmed/QC'd/produced. The number will be reassessed when the TFL shells are final.
Non-Unique Table Programming		X	35	Non-Unique Table Programmed	Assumes the number of non-unique tables to be programmed/QC'd/produced. The number will be reassessed when the TFL shells are final.
Unique Figure Programming		X	10	Unique Figure Programmed	Assumes the number of unique figures to be programmed/QC'd/produced. The number will be reassessed when the TFL shells are final.
Non-Unique Figure Programming		X	3	Non-Unique Figure Programmed	Assumes the number of non-unique figures to be programmed/QC'd/produced. The number will be reassessed when the TFL shells are final.
Unique Listing Programming		X	29	Unique Listing Programmed	Assumes the number of unique listings to be programmed/QC'd/produced. The number will be reassessed when the TFL shells are final.

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Biostatistics	Sponsor	Labcorp	Metric	Unit of Measure	Assumptions
SDTM Delivery		X	96	# SDTM Domains Transferred	SDTM will be transferred in .xpt format unless otherwise specified. Formal deliveries include validation using OpenCDISC or Pinnacle21.
Analysis Dataset Delivery		X	51	# Analysis Datasets Transferred	Includes costs for all production runs, including Interim, Draft, Dry Run and Final transfers. Transfer format will be agreed during development of the SAP.
Table/Listing/Figure Delivery		X	342	# TFLs Transferred	Includes costs for all production runs, including Interim, Draft, Dry Run and Final transfers. Transfer format will be agreed during development of the SAP.
Biostatistics Project Management		X	36	Month	All general project management activities carried out by the Biostatistics department.

Biometrics Deliverables	Total # Deliveries	Total # Delivered	Total # USAG Deliveries	USAG: Total # Delivered	Assumptions
Transfer of SAS Programs					
SAS Programs	1	1	0	0	
Top Line Results					
Unique Table	1	15	0	0	
Final Analysis					
Database Lock	1	1	0	0	
SDTM Domain	3	90	0	0	
Analysis Dataset	3	45	0	0	
Unique Table	3	105	0	0	
Non-Unique Table	3	105	0	0	
Unique Listing	3	60	0	0	
Non-Unique Listing	3	0	0	0	
Unique Figure	3	18	0	0	
Non-Unique Figure	3	9	0	0	
PK Analysis					
SDTM Domain	3	6	0	0	
Analysis Dataset	3	6	0	0	
Unique Table	3	6	0	0	
Non-Unique Table	3	0	0	0	
Unique Listing	3	12	0	0	
Non-Unique Listing	3	0	0	0	
Unique Figure	3	12	0	0	
Non-Unique Figure	3	0	0	0	
Safety Monitoring (Single Arm)					
SDTM Domain	0	0	0	0	Assumes programmed outputs for Safety Monitoring Committee; Overriding formulas to match the original budget. DM
Unique Table	0	0	0	0	1 Dry run plus one per meeting programmed off raw data; Overriding formulas to match the original budget. DM

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Biometrics Deliverables	Total # Deliveries	Total # Delivered	Total # USAG Deliveries	USAG: Total # Delivered
Unique Listing	0	0	0	0
Unique Figure	0	0	0	0
Patient Profiles				
Patient Profile	9	225	0	0

Assumptions
Overriding formulas to match the original budget. DM
Overriding formulas to match the original budget. DM

External Data Streams	# Data Streams	Import Frequency	Total # Imports
IVRS - Header Variables	0	0 Total	0
IVRS - Randomization Codes	3	3 Total	3
Labcorp Central Lab	1	Monthly, 26 Deliveries	26
Imaging Vendor	1	Monthly, 26 Deliveries	26
PK	1	Monthly, 26 Deliveries	26

Assumptions
Needed for dose escalations, etc.

Data Monitoring Committee (DMC) Services	Sponsor	Labcorp	Metric	Unit of Measure	Assumptions
DMC - Identify Members		NA	0	# DMC Members to Identify	Identify Qualified Members for DMC participation, submit them to the client for approval (up to 2 CV's per identified member).
DMC - Establish CDA's and Contracts		NA	0	# DMC Members to Arrange Contracts With	Provide NDAs and CDAs to potential members, and obtain contracts for members.
DMC - Manage Member Stipends		NA	0	# DMC Stipends to Pay	Manage member stipends for contracted members
DMC - Interim Analysis Communication Plan Development		NA	0	# Interim Analysis Communication Plans	Prepare an Interim Analysis Communication Plan for unblinded analyses.
DMC - Charter Development		X	1	# DMC Charters Authored	Author DMC Charter
DMC - Review Sponsor or Vendor Charter		NA	0	# DMC Charters Reviewed	Review a Client-authored DMC Charter.
DMC - Statistical Analysis Plan Development		NA	0	# DMC Statistical Analysis Plans Authored	Author a DMC Statistical Analysis Plan separate from the main study SAP
DMC - Review Sponsor or Vendor Statistical Analysis Plan		NA	0	# DMC Statistical Analysis Plans Reviewed	Review a Client-authored DMC Statistical Analysis Plan
DMC - Statistical Analysis Plan Amendments		NA	0	# DMC Statistical Analysis Plans Amended	Prepare amendments of the DMC Statistical Analysis Plan

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Data Monitoring Committee (DMC) Services	Sponsor	Labcorp	Metric	Unit of Measure
DMC - Mock Shell Development		NA	0	# Mock Shells in DMC Analysis Plans Authored
DMC - Review Sponsor or Vendor Mock Shell		NA	0	# Mock Shells in DMC Analysis Plans Reviewed
DMC - Establish DMC Data Sharing System Portal		NA	0	Protocol
DMC - Organizational Meeting Logistics, Attendance and Minutes		NA	0	Total # DMC Organizational Meetings
DMC - Author Open Presentation		NA	0	DMC: Total # Open Presentations
DMC - Author Open Executive Summary for DMC Data Review Package		NA	0	DMC: Total # Open Executive Summaries
DMC - Author Closed Executive Summary for DMC Data Review Package		NA	0	DMC: Total # Closed Executive Summaries
DMC - Data Review Meeting Logistics, Attendance, Minutes		NA	0	Total # DMC Data Review Meetings
DMC - Close-Out activities		NA	0	Protocol
USAG: Establish Unblinded Team and Analysis Area		NA	0	USAG: # of Data Areas to Set Up
USAG: Obtain Randomization codes		NA	0	USAG: # Times Randomization Code Obtained
USAG: Unblinded Analysis Dataset Production		NA	0	USAG: # Unblinded Datasets Produced
USAG: Unblinded Data Display production		NA	0	USAG: # Unblinded TFLs Produced
DMC - SAE Listing Provision		NA	0	# DMC SAE Reports

Assumptions
Develop, or amend, DMC Mock-Up shells
Perform statistical review of client authored Mock-Up Shells.
Establish a secure portal for transfer of analyses and documentation to the DMC
Organize, attend, and prepare minutes for the DMC organizational meeting(s).
Prepare a blinded overview of the study status for the DMC Data Review Meetings
Prepare a blinded report for the DMC Data Review Meeting open session(s).
Prepare an unblinded statistical summary and report for the DMC Data Review Meeting Closed Session(s)
Archive and file all DMC specific material.
Establish an unblinded Statistical Analysis Team (USAG) and secure analysis area.
Obtain randomization codes for unblinded DMC Data Review Meetings
USAG team: Apply randomization codes to either SDTM and/or ADAM datasets (as applicable) for Data Review Meetings
USAG: Create unblinded Tables, Listings and Figures.
Provide SAE reports to the DMC for safety reviews

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Quality Assurance (Not in Scope)	Sponsor	Labcorp	Metric	Unit of Measure	
Pharmacokinetics	**Sponsor**	**Labcorp**	**Metric**	**Unit of Measure**	**Assumptions**
Pharmacokinetic Analysis Plan (PKAP)		X	1	Protocol	PK methodology sections incorporated into main SAP.
PK Analysis		X	168	# of NCA Profiles - PK	PK Non-compartmental analysis (NCA) using validated Phoenix WinNonlin. One PK analysis will be performed on final data. Any additional PK analyses may incur additional costs.
PK Protocol, CSR, and TFL Review		X	1	Protocol	Pharmacokineticist input and review of clinical protocol
PK Project Oversight		X	1	Protocol	PLEASE SPECIFY
Events Adjudication Committee (EAC) (Not in Scope)	**Sponsor**	**Labcorp**	**Metric**	**Unit of Measure**	
Patient Recruitment (Not in Scope)	**Sponsor**	**Labcorp**	**Metric**	**Unit of Measure**	
Regulatory Strategy (Not in Scope)	**Sponsor**	**Labcorp**	**Metric**	**Unit of Measure**	
eCOA Services (Not in Scope)	**Sponsor**	**Labcorp**	**Metric**	**Unit of Measure**	
IRT User Acceptance Testing (Not in Scope)	**Sponsor**	**Labcorp**	**Metric**	**Unit of Measure**	
Post-Marketing Services (Not in Scope)	**Sponsor**	**Labcorp**	**Metric**	**Unit of Measure**	
Mobile Clinical Services (Not in Scope)	**Sponsor**	**Labcorp**	**Metric**	**Unit of Measure**	

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Attachment "B" Estimated Budget

Tarus Therapeutics - 8463879 - Phase I/II FIH Study of TT-10 as a Single Agent in Participants with Advanced Solid Tumors **27-Jan-23**

PROJECT ESTIMATE SUMMARY				USD
Department	**Unit of Measure**	**Units**	**Unit Price**	**Total Price in Contract Currency**
Project Management				**745,969.64**
Project Management - Startup	Month	7	26,633.72	190,731.79
Project Management - Enrollment	Month	18	19,524.52	341,679.03
Project Management - Treatment	Month	7	19,625.19	137,376.36
Project Management - Close Out	Month	4	18,196.21	72,784.82
RIM - Risk and Issue Management	Protocol	1	3,397.64	3,397.64
Vendor Management				**86,944.22**
Vendor Contracting	# of Vendors Contracted	4	878.59	3,514.36
Vendor Invoicing	Vendor Invoicing Months	143	49.34	7,034.85
Vendor Management (Startup to Close Out)	Vendor Management Months	178	428.64	76,395.01
Site Startup				**299,320.28**
Central Ethics Submissions/IRB(s)	IRB - Central	1	5,953.25	5,953.25
Local Ethics Submissions/IRB(s)	IRB - Local	4	810.63	3,242.51
Site Identification	# of Sites Identified	30	2,131.97	63,959.05
Site Contracts	Sites Total	10	4,648.16	46,481.59
Protocol Amendments	per Amendment	1	52,393.40	52,393.40
ICF - Develop Core	ICF Core	1	4,440.38	4,440.38
ICF - Develop Additional/Supplemental	ICF Additional/Supplemental	1	1,758.29	1,758.29
ICF - Localizations	Sites Total Requiring Adaptation	10	786.79	7,867.92
Regulatory Document Collection	Sites Total	10	2,847.93	28,479.32
Startup Management and Coordination	Month	9	9,416.06	84,744.57
Clinical Monitoring				**1,996,591.68**

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Department	Unit of Measure	Units	Unit Price	Total Price in Contract Currency
Site Management	Site Months for Site Management	250	978.85	244,712.59
Pre-Study Visit - Remote	Pre-Study Visit - Remote	12	1,136.62	13,639.48
Site Initiation Visit - Onsite	Site Initiation Visit - Onsite	10	4,534.70	45,347.03
Monitoring Visit - Onsite	Monitoring Visit - Onsite	253	3,868.22	978,660.43
Close Out Visit - Onsite	Close Out Visit - Onsite	10	3,290.51	32,905.11
Additional Days - Onsite	Additional Day - Onsite	100	1,880.11	188,010.91
Trip Report Review	Visits with Trip Report Review	285	175.57	50,038.42
Clinical Quality Control Visits	CQC Visits	1	7,520.44	7,520.44
Clinical Team Management	Month	36	12,224.86	435,757.27
Meetings				**380,598.22**
Kick Off Meeting(s)	Kick Off Meeting	3	9,256.00	27,768.00
Teleconference Meetings	Teleconference	73	1,730.64	126,336.66
Internal Team Meetings	Internal Meeting	169	1,235.32	208,768.46
Safety Review Meetings	Safety Review Meeting	10	1,772.51	17,725.10
Physicians				**190,038.04**
Medical Plans and Documentation Review	Protocol	1	31,337.82	31,337.82
Medical Monitoring	Month	25	2,983.08	73,085.34
Medical Data Review	# Medical Review Listings	288	230.27	66,317.03
Medical Evaluation of Protocol Deviations	Month	25	787.67	19,297.85
Xcellerate Services				**201,865.22**
Xcellerate - Risk Review (XRR)	# XRR Review Cycles	24	1,716.84	41,204.06
Xcellerate - Central Medical Review (XMR)	# XMR Review Cycles	24	5,492.89	131,829.43
Xcellerate - Set up of Modules, RBM Critical Data Definition Meeting	Protocol	1	17,735.84	17,735.84
Xcellerate - Study Management	Week	155	71.59	11,095.89
CTMS/eTMF				**66,386.76**
CTMS/eTMF Set-Up/Build	Protocol	1	10,387.34	10,387.34
eTMF Upload	# of Documents	2371	20.54	48,695.35
eTMF Resolution and QC	# of Documents	2371	2.35	5,562.81

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Department	Unit of Measure	Units	Unit Price	Total Price in Contract Currency
eTMF Project Management	Month	36	48.85	1,741.26
Drug Safety				403,145.04
Set-Up/Maintenance of Systems	Protocol	1	44,901.36	44,901.36
Safety Management Plan (SMP) - Initial and Maintenance	Year	2	7,223.93	14,447.86
Safety Oversight and Management	Month	36	1,486.12	52,973.16
SAE Processing/QC/Follow Ups/Archiving	# of SAE's	420	319.73	134,285.27
Medical Review of SAEs	# of SAE's	420	180.94	75,993.70
SUSAR Notifications and Periodic Reports to Investigators	# of Total ESRs Expected in the Study	19	188.48	3,581.13
SUSAR Notifications and Periodic Reports to ECs	# of Total ESRs Expected in the Study	19	202.84	3,853.96
Safety Narratives	# of SAE's	420	34.07	14,310.98
Drug Safety Update Report(s) (DSUR)	# of DSURs	2	25,752.26	51,504.51
Analysis of Similar Events	# of Native ESRs - From This Protocol (Initials, Follow-Ups)	17	429.01	7,293.11
Medical Writing				142,332.73
Review of Client Developed Protocol	Protocol	1	6,427.72	6,427.72
Protocol Amendment Production	# Protocol Amendments	1	7,608.24	7,608.24
Clinical Study Report - Final	CSR	1	128,296.77	128,296.77
Data Management				736,422.83
Data Management Plan Development and Maintenance	Protocol	1	12,344.12	12,344.12
CRF Design - Unique Forms	# of Unique Forms	41	500.92	20,537.79
CRF Design - Non-Unique Forms	# of Non-Unique Forms	147	58.20	8,556.02
Database Set-Up and Build - Unique Forms	# of Unique Forms	41	1,831.91	75,108.37
Database Set-Up and Build - Non-Unique Forms	# of Non-Unique Forms	147	153.01	22,492.42
tSDV Module Set-Up and Build	Protocol	1	36,104.53	36,104.53
User Access Administration	# of Users Entering Into DB	65	71.66	4,657.72
EDC User Support and Administration	# of Sites Enrolling - Yearly	20	33.96	679.21
Edit Check Specifications, Programming and Testing	# of Edit Checks	824	190.11	156,650.81
Custom Functions	Custom Functions	66	935.77	61,760.98
Vendor Data Streams - Set-Up	# External Data Streams	5	2,175.65	10,878.25

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Department	Unit of Measure	Units	Unit Price	Total Price in Contract Currency
Vendor Data Streams - Import and Reconciliation	# External Data Imports	78	165.90	12,940.22
Custom Status Reports	Custom Status Reports	3	1,738.49	5,215.46
Custom EDC Listings	# Custom Listings	2	1,789.73	3,579.45
SAS Data Review Listings Programming and Production	# SAS Data Review Listings	15	842.88	12,643.19
Data Review	# Pages for Data Management Review	15449	6.21	95,953.50
Data Review - Database Maintenance	Month	26	3,915.11	99,835.38
Custom Listing Production Runs	# Custom Listing Production Runs	2	654.41	1,308.81
SAS Data Review Listing Production Runs	# SAS Data Review Listing Production Runs	50	130.88	6,544.05
Local Lab Management	# Local Lab Normal Ranges Entered	60	186.17	11,170.01
SAE Reconciliation	# of SAE's	420	12.45	5,229.93
Coding including CTCAE Grading (If Applicable)	# Terms Coded	3780	7.50	28,357.45
Management of Database Locks	# Database Locks	1	4,480.18	4,480.18
End of Project Archiving	Protocol	1	2,870.11	2,870.11
Patient Profile Programming	Patient Profile Domains Programmed	25	89.49	2,237.16
Patient Profile Delivery	Patient Profile Production Run	8	65.66	525.26
Protocol Deviation Management Setup	Protocol	1	12,462.33	12,462.33
Protocol Deviation Management Ongoing Production	# Programmable Deviation Production Runs	25	248.16	6,204.07
Data Management Project Management	Month	36	423.51	15,096.05
Biostatistics				**577,514.70**
Statistical Analysis Plan Development	SAP	1	40,505.85	40,505.85
Data Display Template Development	TFL Data Display Templates	86	319.89	27,510.15
SDTM Programming	SDTM Domains Programmed	32	2,986.65	95,572.64
Analysis Dataset Programming	# Analysis Datasets Programmed	17	6,309.14	107,255.35
Unique Table Programming	Unique Table Programmed	47	1,725.45	81,096.34
Non-Unique Table Programming	Non-Unique Table Programmed	35	625.29	21,885.08
Unique Figure Programming	Unique Figure Programmed	10	1,279.15	12,791.46
Non-Unique Figure Programming	Non-Unique Figure Programmed	3	625.29	1,875.86
Unique Listing Programming	Unique Listing Programmed	29	716.75	20,785.67

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Department	Unit of Measure	Units	Unit Price	Total Price in Contract Currency
SDTM Delivery	# SDTM Domains Transferred	96	118.98	11,422.20
Analysis Dataset Delivery	# Analysis Datasets Transferred	51	348.69	17,782.98
Table/Listing/Figure Delivery	# TFLs Transferred	342	165.20	56,496.93
Biostatistics Project Management	Month	36	2,315.44	82,534.19
Data Monitoring Committee (DMC) Services				7,651.14
DMC - Charter Development	# DMC Charters Authored	1	7,651.14	7,651.14
Pharmacokinetics				116,492.51
Pharmacokinetic Analysis Plan (PKAP)	Protocol	1	4,259.65	4,259.65
PK Analysis	# of NCA Profiles - PK	168	529.83	89,010.77
PK Protocol, CSR, and TFL Review	Protocol	1	7,414.00	7,414.00
PK Project Oversight	Protocol	1	15,808.09	15,808.09
TOTAL SERVICE FEES				5,951,273.01
5% - Bottom Line Discount				(297,563.65)
3% - Non-Compete Discount				(178,538.19)
4% - Integrated/Bundled Discount (If Awarded Partnership Volume Discount Services)				(238,050.92)
SERVICE FEES INCLUSIVE OF DISCOUNT				5,237,120.25
TOTAL INDIRECT FEES				918,385.08
PASS-THROUGH EXPENSES				5,812,827.25
VENDOR BID EXPENSES				146,112.15
TOTAL FEES INCLUDING PASS-THROUGHS / VENDOR BIDS				12,114,444.73
COST PER PATIENT (CPP) (SERVICE FEES ONLY)				62,346.67

Please Note: The total prices of individual tasks in the budget grid are derived based on efforts required to deliver several sub-tasks, the duration of the sub-tasks to be delivered, and charge out rates for resources used, inclusive of inflation and applicable discounts. Labcorp price is not derived from the average unit price displayed in the budget grids, rather one listed task may consist of sub-tasks using multiple different units of measure. Therefore, unit prices in the grid are a calculation of total price divided by units, utilizing the unit of measure displayed in the grid. Average unit prices are provided to assist in the proposal evaluation process and may be subject to change based on the factors listed above.

Estimated Indirect Fees – Labcorp Integrated Services	Expense Description			918,385.08
Central Labs (Labcorp)				918,385.08

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58 Confidential Information Labcorp Opp - 582122 8463879 Version Date: 27Feb2023 Total Price in Contract Currency Unit Price Units Unit of Measure Department 5,812,827.25 Expense Description Estimated Pass - Through Expenses 20,606.25 IRB/EC expenses Clinical Fees 251,635.00 Onsite visit expenses Clinical - Travel & Subsistence 4,400.00 Internal Printing, Communication, Courier, etc. Communication and Miscellaneous Costs 5,535,186.00 Site expenses Clinical - Investigator Grants 1,000.00 Other Miscellaneous Expenses 146,112.15 Vendor Service Vendor Name 94,407.04 EDC Medidata 32,971.00 Institutional Review Board (IRB) Advarra 3,774.11 Printing Greens 14,960.00 Translations Welocalize

59 Labcorp Opp - 582122 8463879 Version Date: 27Feb2023 Confidential Information Attachment “C” Schedule of Payments and Terms Payment is subject to all payment terms as set forth in Section 10 of this Agreement . All invoices are due and payable by Sponsor within thirty (30) days of the date of invoice . I. Direct Fees Payment Schedule: Upon execution of this Agreement, Labcorp will invoice Sponsor for $ 523 , 712 . 02 representing ten percent ( 10% ) (“Fees Advance”) of the total study budget labor fees exclusive of any upfront fees received during the startup agreement period . The Fees Advance will be reduced based on actual labor fees billed on a monthly basis . Every six (6) months a replenishment invoice will be issued to replenish the Fees Advance to 10 % of the total study budget labor remaining fees . This Work Order is subject to all payment terms set forth in Section 10 of this Agreement . All undisputed invoiced amounts are due and payable by Sponsor within thirty (30) days of the date of invoice . II. Pass - Through Costs Payment Schedule: A payment in the amount of $ 100 , 000 . 00 representing approximately seven percent ( 7% ) of the pass - through expenses in the Work Order will be invoiced by Labcorp upon execution of this Agreement and will be paid by the Sponsor . Sponsor agrees to replenish the deposit held by Labcorp in increments of $ 50 , 000 . 00 once the total deposits of $ 100 , 000 . 00 drops below the agreed upon threshold of $ 50 , 000 . 00 . Labcorp will invoice and Sponsor will pay for Pass - Through - Costs actually incurred by Labcorp, as estimated in the Study budget . Sponsor is additionally responsible for any Third Party Provider non - refundable costs, cancellation fees as well as any additional fees associated with any Study holds, scope changes or premature terminations . III. Investigator Grants Payment Schedule: In order to facilitate timely processing of Investigator grant payments, Labcorp requires Sponsor to provide $ 400 , 000 . 00 broken up into two payments of $ 200 , 000 . 00 each respectively . An upfront initial payment of $ 200 , 000 . 00 , is due upon execution of this Agreement . The second payment of $ 200 , 000 . 00 is due upon screening of first patient . The $ 400 , 000 . 00 represents approximately 8 % of the total Study grant estimate . Sponsor agrees to replenish the deposit held by Labcorp in increments of $ 200 , 000 . 00 once the total deposit of $ 400 , 000 . 00 drops below the agreed upon threshold of $ 200 , 000 . 00 . Site start up payments and fees are based on an estimate of the Study specific contractual obligations to be negotiated with the Sites and may include : advances, funds for advertising, pharmacy set up charges, local IRB fees and any other Site related administrative start up fees . Any remaining funds will be returned to Sponsor after the termination of the Study, following a financial reconciliation and all contracted obligations to the Investigators have been satisfied . In the event payments from Sponsor are insufficient to cover the payments to Investigators, Sponsor will promptly advance funds to Labcorp for the amount of grant payments required .

60 Labcorp Opp - 582122 8463879 Version Date: 27Feb2023 Confidential Information All invoices shall be sent to Sponsor at the following address: TARUS THERAPEUTICS LLC c/o Portage Development Services 61 Wilton Rd, 3 rd Floor Westport, CT 06880 Email: desi@portagebiotech.com with steve@portagebiotech.com in copy Attention: Desi Stanton - Pastore, MS Payments should be sent via wire to: Labcorp Drug Development Inc. ABA #121000248 Account #4244842175 Swift Code (international) WFBIUS6S Or alternately, mailed to: Labcorp Drug Development Inc. P.O. Box 2445 Burlington, NC 27216 Taxpayer ID Number 22 - 3265977